Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT

FIRST AMENDMENT, dated as of January 20, 2017 (this “Agreement”), among Gartner, Inc., a Delaware corporation (the “Borrower”), each other Loan Party party hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) which shall amend (i) that certain Credit Agreement, dated as of June 17, 2016, among the Borrower, the several lenders from time to time party thereto (the “Lenders”), and the Administrative Agent (as in effect on the date hereof, the “Credit Agreement”) and (ii) that certain Guarantee and Collateral Agreement, dated as of June 17, 2016, among the Borrower, certain of its Subsidiaries and the Administrative Agent (the “Guarantee and Collateral Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, and the Borrower has requested that the Credit Agreement and the Guarantee and Collateral Agreement be amended as set forth herein to, among other things, (i) permit the acquisition (the “Acquisition”) of CEB Inc. (the “Target”) pursuant to that Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of January 5, 2017, by and between the Borrower, Cobra Acquisition Corp. and the Target, (ii) permit the incurrence of certain secured and unsecured indebtedness intended to finance in part the Acquisition, repay certain Indebtedness of the Target and pay costs and expenses related to the Acquisition and (iii) provide increased capacity under certain covenants included in the Credit Agreement in order to provide sufficient operational flexibility to the Borrower after giving effect to the Acquisition;

WHEREAS, as permitted by Section 10.1 of the Credit Agreement, (i) the Required Lenders and the Administrative Agent are willing to consent to the amendments to the Credit Agreement described in Section 2 below and (ii) the Required Lenders, the Majority Facility Lenders with respect to the Revolving Facility, the Issuing Lenders and the Administrative Agent are willing to consent to the amendments to the Credit Agreement described in Section 3 below, in each case, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.     Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2.     Initial Amendments. Effective as of the Initial Amendment Effective Date (as defined below) the Credit Agreement is hereby amended to delete the struck text (indicated textually in the same manner as the following example: ~~struck text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the selected pages of the Credit Agreement attached as Exhibit A hereto (excluding the Final Amendments (as defined below), such amendments, the “Initial Amendments”), except that (i) the Final Amendments included therein shall not become effective until the Final Amendment Effective Date (as defined below) pursuant to Section 3 below and (ii) any Schedule, Exhibit or other attachment to the Credit Agreement not amended pursuant to the terms of this Agreement or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto. In addition, the parties hereby consent to the addition of the Incremental Term Loans, including the Term Loan B Facility, as additional credit facilities under the Credit Agreement, and authorize the Administrative Agent to enter into any Incremental Amendment in connection therewith.

As used herein, the reference to “Final Amendments” shall mean the amendments and/or modifications to or additions of the following provisions, as applicable, included in Exhibit A:

(a) the additions of the defined terms “Available Amount”, “Excess Cash Flow” and the related component definitions thereof (to the extent such component definitions are amended, modified or added to the Credit Agreement as reflected in Exhibit A);

(b) each amendment to the defined terms “Asset Sale” and “L/C Commitment”;

(c) with respect to Section 2.1(b), the amendment to clause (x) thereof and the increase of the Consolidated Secured Leverage Ratio referenced in clause (z) thereof;

(d) with respect to Section 2.4(b), the amendment to clause (i) thereof and the increase of the Consolidated Secured Leverage Ratio referenced in clause (iii) thereof;

(e) each amendment to Section 6.7(c);

(f) with respect to Section 7.2, amendments to or additions of, as applicable, clauses (h), (o), (p) and (w) thereof;

(g) with respect to Section 7.3, amendments to clauses (m), (n) and (s) thereof;

(h) each amendment to Section 7.5;

(i) each amendment to Section 7.6(a);

(j) with respect to Section 7.6(b), amendments to or additions of, as applicable, clauses (v) and (vi) thereof;

(k) with respect to Section 7.8, amendments to or additions of, as applicable, clauses (d), (g), (i), (s) and (v) thereof; and

(l) each amendment to Section 8.1.

SECTION 3.     Final Amendments. Effective as of the Final Amendment Effective Date:

(a) the Credit Agreement is hereby amended to reflect the Final Amendments, except that any Schedule, Exhibit or other attachment to the Credit Agreement not amended pursuant to the terms of this Agreement or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto; and

(b) Section 5.2(c) of the Guarantee and Collateral Agreement shall be amended to add the following proviso at the end thereof: “; provided that no Grantor shall be required to execute any deposit account control agreement or securities account control agreement in favor of the Administrative Agent”.

It is understood and agreed that the Credit Agreement may be further amended prior to or on the Final Amendment Effective Date to reflect the Term Loan B Facility as an Incremental Term Loan as contemplated in the Initial Amendments without affecting the validity or effectiveness of the Final Amendments.

SECTION 4.     Conditions to Effectiveness of Initial Amendments. This Agreement (other than with respect to Section 3 above) shall become effective on the date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been so satisfied or waived, the “Initial Amendment Effective Date”):

(a)     The Administrative Agent (or its counsel) shall have received from the Borrower, the Administrative Agent and the Required Lenders either a counterpart of this Agreement signed on behalf of such party or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)     The Limited Conditionality Representations (as defined in the Credit Agreement as reflected in the Initial Amendments) shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct after giving effect to such materiality qualifier); and

(c)     The Administrative Agent shall have received on or before the Initial Amendment Effective Date all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel) at least three Business Days prior to the Initial Amendment Effective Date (except as otherwise agreed by the Borrower), in each case, to the extent such fees and expenses are payable pursuant to Section 10.5 of the Credit Agreement.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lenders of the Initial Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 5.     Conditions to Effectiveness of Final Amendments. The Final Amendments described in Section 3 above shall become effective on the date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been so satisfied or waived, the “Final Amendment Effective Date”):

(a)     The Initial Amendment Effective Date shall have occurred;

(b)     The Administrative Agent (or its counsel) shall have received from the Borrower, each other Loan Party, the Administrative Agent, the Required Lenders, the

Majority Facility Lenders with respect to the Revolving Facility and the Issuing Lenders either a counterpart of this Agreement signed on behalf of such party or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement (all of which the Administrative Agent acknowledges it has received as of the date hereof);

(c)     The Acquisition shall have been, or substantially simultaneously with the Final Amendment Effective Date shall be, consummated in in accordance with the Acquisition Agreement in all material respects and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified (including any consent thereunder) in a manner materially adverse to the Lenders without the consent of the Lenders (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any increase in the purchase price shall not be deemed to be materially adverse to the Lenders if it is paid for solely by an increase in the equity component of the purchase price, (b) any decrease in the purchase price in an amount up to 10% of the aggregate purchase price shall be deemed not materially adverse to the Lenders (it being understood that a change after January 5, 2017 in the market value of the equity or stock component of the consideration to be provided by the Borrower under the Acquisition Agreement shall not be deemed a decrease in the purchase price thereunder), provided that such decrease in the purchase price is allocated to reduce, on a dollar-for-dollar basis, the amount of the 364-day Bridge Facility (as defined in the Credit Agreement after giving effect to this Agreement) and (c) any amendment to the definition of “Company Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders;

(d)     The Administrative Agent shall have received on or before the Final Amendment Effective Date all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel) at least three Business Days prior to the Final Amendment Effective Date (except as otherwise agreed by the Borrower), in each case to the extent such fees and expenses are payable pursuant to Section 10.5 of the Credit Agreement;

(e)     The Administrative Agent shall have received a customary legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower and the other Loan Parties;

(f)     The Limited Conditionality Representations (as defined in the Credit Agreement after giving effect to the Initial Amendments) shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct after giving effect to such materiality qualifier); and

(g)     The Final Amendment Effective Date shall have occurred on or prior to the date which is five (5) business days after July 5, 2017; provided that in the event that the “End Date” under the Acquisition Agreement shall have been extended to a later date pursuant to the provisos to Section 8.01(b)(i) thereof, the date in this clause (g) shall be extended to such later date (but, in any event, no later than October 5, 2017).

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lenders of the Final Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 6.     Effect on the Loan Documents. (a) This Agreement shall not extinguish the Loans outstanding under the Credit Agreement and nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Credit Agreement, which shall remain outstanding after the Initial Amendment Effective Date and the Final Amendment Effective Date, as modified hereby. Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The Borrower hereby agrees, with respect to each Loan Document to which it is a party, that (i) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to this Agreement, the Initial Amendments and the Final Amendments, and all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Agreement, the Initial Amendments and the Final Amendments, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and the other Loan Documents.

(b) Upon the Initial Amendment Effective Date but prior to the Final Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “herein,” “hereto,” “hereunder,” “hereof,” or in the other Loan Documents to the “Credit Agreement”, or, in each case, words of like import shall mean and be a reference to the Credit Agreement, as amended and modified by the Initial Amendments. Upon the Final Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “herein,” “hereto,” “hereunder,” “hereof,” or in the other Loan Documents to the “Credit Agreement”, or, in each case, words of like import shall mean and be a reference to the Credit Agreement, as amended and modified by the Initial Amendments and the Final Amendments.

(c) Except as expressly set forth in this Agreement, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) The Borrower and the other parties hereto acknowledge and agree that this Agreement shall constitute a Loan Document.

SECTION 7.     Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, the reasonable and documented fees and disbursements of counsel to the Administrative Agent, all in accordance with and subject to Section 10.5 of the Credit Agreement.

SECTION 8.     GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO

SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 9.     Amendments; Execution in Counterparts. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, the Administrative Agent and the requisite Lenders in accordance with Section 10.1 of the Credit Agreement. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 10.     Acknowledgement and Consent. Each of the Loan Parties hereby acknowledges and consents to this Agreement and the amendments to the Credit Agreement contemplated hereby and agrees, with respect to each Loan Document to which it is a party:

(a) all of its obligations, liabilities and indebtedness under such Loan Documents and its guarantee, if any, of the Obligations shall remain in full force and effect on a continuous basis after giving effect to this Agreement and the Final Amendment Effective Date; and

(b) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continue in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Agreement and the Final Amendment Effective Date, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees, if any, in the Loan Documents.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

GARTNER, INC.

By:	/s/ Craig Safian
Name:	Craig Safian
Title:	CFO

COMPUTER FINANCIAL CONSULTANTS, INC.

By:	/s/ Craig Safian
Name:	Craig Safian
Title:	President

THE RESEARCH BOARD, INC.

By:	/s/ Craig Safian
Name:	Craig Safian
Title:	President

SOFTWARE ADVICE, INC.

By:	/s/ Craig Safian
Name:	Craig Safian
Title:	President

DATAQUEST, INC.

By:	/s/ Craig Safian
Name:	Craig Safian
Title:	President

CAPTERRA, INC.

By:	/s/ Craig Safian
Name:	Craig Safian
Title:	President

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ D. Scott Farquhar
Name:	D. Scott Farquhar
Title:	Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ D. Scott Farquhar
Name:	D. Scott Farquhar
Title:	Executive Director

GOLDMAN SACHS BANK USA

By:	/s/ David Cirigliano
Name:	David Cirigliano
Title:	Vice President, Authorized Signor

CITIZENS BANK, N.A.

By:	/s/ William M. Clossey
Name:	William M. Clossey
Title:	Sr. Vice President

TD BANK, N.A.

By:	/s/ Betty Chang
Name:	Betty Chang
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard J. Ameny Jr.
Name:	Richard J. Ameny Jr.
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Melinda A. White
Name:	Melinda A. White
Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Christopher T. Phelan
Name:	Christopher T. Phelan
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ David J. Sharp
Name:	David J.
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Robert Martin
Name:	Robert Martin
Title:	Senior Vice President

Exhibit A

$1,800,000,000

CREDIT AGREEMENT

among

GARTNER, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIZENS BANK, N.A., TD BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents,

Bank of America, N.A., SunTrust Bank and PNC Bank, National Association

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 17, 2016

as amended by the First Amendment, dated as of January 20, 2017

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC, CITIZENS BANK, N.A., TD SECURITIES (USA) LLC and U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A.

as Sole Lead Arranger and Bookrunner with respect to the First Amendment

TABLE OF CONTENTS

Page

Section 1. DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~26~~31

Section 2. AMOUNT AND TERMS OF COMMITMENTS		~~27~~32

2.1	Term Commitments	~~27~~32
2.2	Procedure for Term Loan Borrowing	~~29~~34
2.3	Repayment of Term Loans	~~29~~35
2.4	Revolving Commitments	~~30~~35
2.5	Procedure for Revolving Loan Borrowing	~~31~~36
2.6	Commitment Fees, etc	~~32~~37
2.7	Termination or Reduction of Revolving Commitments	~~32~~37
2.8	Optional Prepayments	~~32~~37
2.9	Mandatory Prepayments and Commitment Reductions	~~32~~38
2.10	Conversion and Continuation Options	~~33~~38
2.11	Limitations on Eurodollar Tranches	~~33~~38
2.12	Interest Rates and Payment Dates	~~33~~39
2.13	Computation of Interest and Fees	~~34~~39
2.14	Inability to Determine Interest Rate	~~34~~39
2.15	Pro Rata Treatment and Payments	~~35~~40
2.16	Requirements of Law	~~36~~41
2.17	Taxes	~~37~~43
2.18	Indemnity	~~40~~46
2.19	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~41~~46
2.20	Mitigation Obligations; Replacement of Lenders	~~41~~46
2.21	Defaulting Lenders	~~42~~47

Section 3. LETTERS OF CREDIT		~~43~~49

3.1	L/C Commitment	~~43~~49
3.2	Procedure for Issuance of Letter of Credit	~~44~~49
3.3	Fees and Other Charges	~~44~~49
3.4	L/C Participations	~~44~~50
3.5	Reimbursement Obligation of the Borrower	~~45~~51
3.6	Obligations Absolute	~~46~~51

3.7	Letter of Credit Payments	~~47~~52
3.8	Applications	~~47~~52
3.9	Existing Letters of Credit	~~47~~52

Section 4. REPRESENTATIONS AND WARRANTIES		~~47~~53

4.1	Financial Condition	~~47~~53
4.2	No Change	~~48~~53
4.3	Existence; Compliance with Law	~~48~~53
4.4	Power; Authorization; Enforceable Obligations	~~48~~53
4.5	No Legal Bar	~~48~~54
4.6	Litigation	~~48~~54
4.7	No Default	~~48~~54
4.8	Ownership of Property; Liens	~~49~~54
4.9	Intellectual Property	~~49~~54
4.10	Taxes	~~49~~54
4.11	Federal Regulations	~~49~~54
4.12	Labor Matters	~~49~~55
4.13	ERISA	~~49~~55
4.14	Investment Company Act; Other Regulations	~~50~~55
4.15	Subsidiaries	~~50~~55
4.16	Use of Proceeds	~~50~~55
4.17	Environmental Matters	~~50~~55
4.18	Accuracy of Information, etc	~~51~~56
4.19	Solvency	~~51~~57
4.20	Anti-Corruption Laws and Sanctions	~~51~~57
4.21	Security Documents	~~51~~57
4.22	EEA Financial Institutions	~~52~~57

Section 5. CONDITIONS PRECEDENT		~~52~~57

5.1	Conditions to Initial Extension of Credit	~~52~~57
5.2	Conditions to Each Extension of Credit	~~53~~59

Section 6. AFFIRMATIVE COVENANTS		~~54~~59

6.1	Financial Statements	~~54~~59
6.2	Certificates; Other Information	~~55~~60
6.3	Payment of Obligations	~~55~~61
6.4	Maintenance of Existence; Compliance	~~55~~61
6.5	Maintenance of Property; Insurance	~~56~~61
6.6	Inspection of Property; Books and Records; Discussions	~~56~~62
6.7	Notices	~~56~~62
6.8	Environmental Laws	~~57~~62
6.9	Additional Subsidiaries, Collateral, etc	~~57~~63
6.10	Post-Closing Covenant.	~~58~~64

Section 7. NEGATIVE COVENANTS		~~58~~64

7.1	Financial Condition Covenants	~~58~~64
7.2	Indebtedness	~~59~~65
7.3	Liens	~~61~~68
7.4	Fundamental Changes	~~64~~71
7.5	Disposition of Property	~~65~~72
7.6	Restricted Payments	~~67~~73
7.7	Lines of Business	~~68~~76
7.8	Investments	~~68~~76
7.9	Transactions with Affiliates	~~71~~78
7.10	Sales and Leasebacks	~~71~~78
7.11	Swap Agreements	~~71~~79
7.12	Changes in Fiscal Periods	~~71~~79
7.13	Negative Pledge Clauses	~~71~~79
7.14	Clauses Restricting Subsidiary Distributions	~~72~~80
7.15	Use of Proceeds	~~73~~81

Section 8. EVENTS OF DEFAULT		~~73~~81

8.1	Events of Default	~~73~~81

Section 9. THE AGENTS		~~76~~83

9.1	Appointment	~~76~~83
9.2	Delegation of Duties	~~76~~84
9.3	Exculpatory Provisions	~~76~~84
9.4	Reliance by Administrative Agent	~~76~~84
9.5	Notice of Default	~~77~~84
9.6	Non-Reliance on Agents and Other Lenders	~~77~~85
9.7	Indemnification	~~77~~85
9.8	Agent in Its Individual Capacity	~~78~~86
9.9	Successor Administrative Agent	~~78~~86
9.10	Co-Syndication Agents and Co-Documentation Agents	~~78~~86

Section 10. MISCELLANEOUS		~~78~~86

10.1	Amendments and Waivers	~~78~~86
10.2	Notices	~~80~~88
10.3	No Waiver; Cumulative Remedies	~~81~~89
10.4	Survival of Representations and Warranties	~~81~~89
10.5	Payment of Expenses and Taxes	~~81~~89
10.6	Successors and Assigns; Participations and Assignments	~~83~~91
10.7	Adjustments; Set-off	~~86~~94
10.8	Counterparts	~~87~~95
10.9	Severability	~~87~~95
10.10	Integration	~~87~~95

10.11	Governing Law	~~87~~95
10.12	Submission To Jurisdiction; Waivers	~~87~~95
10.13	Acknowledgements	~~88~~96
10.14	Releases of Guarantees and Liens	~~89~~96
10.15	Confidentiality	~~89~~97
10.16	WAIVERS OF JURY TRIAL	~~90~~98
10.17	USA PATRIOT Act	~~90~~98
10.18	Keepwell	~~90~~98
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~90~~98

SCHEDULES:

1.1A	Commitments
3.9	Existing Letters of Credit
4.6	Litigation
4.10	Tax Claims
4.15	Subsidiaries
4.21	Perfection requirements
7.2(d)	Existing Indebtedness
7.3(h)	Existing Liens
7.8(e)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Sullivan & Cromwell LLP
F	Form of Exemption Certificate
G	Form of Increasing Lender Supplement
H	Form of Augmenting Lender Supplement

CREDIT AGREEMENT (this “Agreement”), dated as of June 17, 2016 among GARTNER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIZENS BANK, N.A., TD BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), Bank of America, N.A., SunTrust Bank and PNC Bank, National Association , as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1.     DEFINITIONS

1.1     Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“364-day Bridge Facility”: that certain 364-day senior unsecured bridge facility to be provided on the First Amendment Effective Date by JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and/or certain other financial institutions in an aggregate principal amount of up to $300,000,000, the proceeds of which shall be applied to finance in part the Transactions and the Transaction Costs.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the ~~Federal Funds Effective~~NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that for the purposes of clause (c) of this definition, the Eurodollar Rate for any day shall be based on the Eurodollar Screen Rate (or if the Eurodollar Screen Rate is not available for such one-month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the ~~Federal Funds Effective~~NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the ~~Federal Funds Effective~~NYFRB Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition Agreement”: that certain Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto), dated as of January 5, 2017, among the Borrower, Cobra Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of the Borrower, and the Target.

“Acquisition Facilities”: collectively, the Term Loan B Facility and the 364-day Bridge Facility.

“Acquisition Step-Up Period”: a period of four fiscal quarters commencing with the fiscal quarter in which the threshold for a Designated Acquisition has been met in accordance with the definition thereof and ending on the last day of the fourth fiscal quarter ending after the date on which the threshold for a Designated Acquisition is met.

“Adjustment Date”: as defined in the definition of “Applicable Margin”.

“Administrative Agent”: JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Initial Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time; provided, that in the case of Section 2.21 when a Defaulting Lender shall exist, “Aggregate Exposure Percentage” shall mean the percentage of the Aggregate Exposure of all Lenders (disregarding any Defaulting Lender’s Aggregate Exposure) represented by such Lender’s Aggregate Exposure. If the Commitments have terminated or expired, the Aggregate Exposure Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: for each Type of Loan or the Commitment Fee Rate, the rate per annum set forth under the relevant column heading below:

Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	≥ 5.00 to 1.00	3.00%	2.00%	0.50%
II	> 4.50 to 1.00 < 5.00 to 1.00	2.50%	1.50%	0.40%
III	> 4.00 to 1.00 ≤ 4.50 to 1.00	2.00%	1.00%	0.35%
I~~I~~V	> 3.50 to 1.00 ≤ 4.00 to 1.00	1.75%	0.75%	0.30%

~~III~~V	> 2.75 to 1.00 ≤ 3.50 to 1.00	1.50%	0.50%	0.25%
VI~~V~~	> 1.75 to 1.00 ≤ 2.75 to 1.00	1.375%	0.375%	0.20%
VII	> 0.75 to 1.00 ≤ 1.75 to 1.00	1.25%	0.25%	0.175%
VIII	≤ 0.75 to 1.00	1.125%	0.125%	0.15%

~~The Applicable Margin and Commitment Fee Rate on the Closing Date and until the Adjustment Date (as defined below) corresponding to the fiscal quarter ended December 31, 2016 shall be the rate per annum set forth in Level IV above.~~ Changes in the Applicable Margin and the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest Applicable Margin and Commitment Fee Rate shall apply. Each determination of the Consolidated Leverage Ratio pursuant hereto shall be made in a manner consistent with the determination thereof pursuant to Section 7.1(a). In the event that any financial statement or certification delivered pursuant to Section 6.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (g) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $~~100,000,000~~150,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Augmenting Revolving Lender”: as defined in Section 2.4(b).

“Augmenting Term Lender”: as defined in Section 2.1(b).

“Available Amount”: an amount equal to the sum of (a) $100,000,000 and (b) commencing with the date of delivery of the financial statements pursuant to Section 6.1(a) for the fiscal year of the Borrower ending December 31, 2018, the Available Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year and each subsequent fiscal year.

“Available Excess Cash Flow Percentage”: as to any fiscal year, (a) if the Consolidated Secured Leverage Ratio is greater than 3.00:1.00 at the end of such fiscal year, 50%, (b) if the Consolidated Secured Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.50:1.00 at the end of such fiscal year, 75% and (c) if the Consolidated Secured Leverage Ratio is less than or equal to 2.50:1.00 at the end of such fiscal year, 100%

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the relevant implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on the Initial Closing Date) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (as in effect on the Initial Closing Date). Any lease that would be characterized as an operating lease in accordance with GAAP on the Initial Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of this Agreement, regardless of any change in GAAP following the Initial Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a capitalized lease.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, eurodollar certificates or overnight bank deposits of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, (ii) any U.S. branch or agency of a non−U.S. commercial bank of internationally recognized standing, having capital and surplus in excess of $500,000,000 or (iii) any bank whose short−term commercial paper rating is at least A−2 or the equivalent thereof from Standard & Poor’s Rating Services (“S&P”) or at least P−2 or the equivalent thereof from Moody’s Investment Service, Inc. (“Moody’s”) (any such bank being an “Approved Bank”), in each case with maturities of not more than three hundred sixty−four (364) days from the date of acquisition; (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by any Affiliate or Subsidiary thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A−2 (or the equivalent thereof) or better by S&P or P−2 (or the equivalent thereof) or better by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issues generally, and maturing within six months of the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender (or any Affiliate or Subsidiary thereof) or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated A by S&P and A1 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by the Borrower’s Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

~~“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.~~

“CEB Acquisition”: the acquisition of the Target by the Borrower pursuant to the terms of the Acquisition Agreement.

“Co-Documentation Agent”: as defined in the preamble hereto.

“Co-Syndication Agent”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, subject to a Lien pursuant to any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: at any date, the rate set forth under the heading “Commitment Fee Rate” in the definition of “Applicable Margin”.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2016 and furnished to certain Lenders.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) income tax expense,

(b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, prepayment penalties, agency fees under debt facilities, amortization or expensing of deferred financing fees, amendment and consent fees, discounts and other fees and charges associated with Indebtedness (including the Loans),

(c) depreciation, accretion and amortization expense,

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(e) (i) any extraordinary, unusual or non-recurring cash expenses or cash losses not to exceed 20.0% of Consolidated EBITDA for any fiscal year when aggregated with any amounts under clause (j) below (determined after giving effect to all items added to and subtracted from Consolidated EBITDA pursuant hereto and calculated on a Pro Forma Basis) and (ii) any extraordinary non-cash or non-recurring non-cash expenses or losses (each including, in any event, (w) compensation charges or other expenses or charges arising from the grant of or issuance of stock, stock options, other equity-based awards, stock appreciation rights or restricted stock units to the directors, officers and employees of the Borrower and its Subsidiaries, (x) loss on investments excluding marketable securities, (y) writeoffs of fixed assets not included in depreciation, and (z) write-offs or impairment of any goodwill or intangible assets),

(f) costs and expenses incurred in connection with Permitted Acquisitions, Material Dispositions, and debt issuances or equity financings, including restructuring and integration expenses (whether or not consummated),

(g) non-cash charges related to the application of purchase accounting for Permitted Acquisitions,

(h) non-cash expenses and losses relating to hedging activities,

(i) charges taken related to stock repurchases,

(j) cost savings, business optimization expenses, operating expense reductions and synergies related to any Specified Transaction, restructurings, cost savings initiatives and other initiatives and/or actions (together, “Operating Expense Initiatives”) ~~(~~calculated on a Pro Forma Basis; provided that any such amounts that would not be of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X shall not exceed, when aggregated with any amounts under clause (e)(i) above, 20.0% of Consolidated EBITDA for any fiscal year (determined after giving effect to all items added to and subtracted from Consolidated EBITDA pursuant hereto and calculated on a Pro Forma Basis); provided, further that a Responsible Officer of the Borrower shall have certified to the Administrative Agent that any such Operating Expense Initiatives (whether or not permitted in accordance with Regulation S-X) (i) are reasonably identifiable, factually supportable and reasonably anticipated to result from the actions taken or expected to be taken, and (ii) any such Operating Expense Initiatives are taken or initiated, or expected to be taken or initiated and the benefits of such actions are anticipated to be realized, on or prior to the date that is 18 months (or, in the case of any Operating Expense Initiatives with respect to the Transactions, 24 months) after the end of the fiscal quarter in which the event giving rise to the taking of such Operating Expense Initiative occurs~~;~~,

(k) any other non-cash charges,

minus,

(a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary non-cash or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period) in the ordinary course of business, (iii) income tax credits (to the extent not netted from income tax expense), and (iv) any other non-cash income (other than accruals of revenue by the Borrower and its Subsidiaries in the ordinary course of business) and

(b) any cash payments made during such period in respect of items described in clauses (e)(i) and (j) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments made (less net payments, if any, received) under Swap Agreements in respect of interest rates to the extent such net payments are allocable to such period in accordance with GAAP) minus, to the extent included in cash interest expense, any payments required in connection with the termination of any Swap Agreement and all premiums paid, gains/losses incurred, charges and fees paid, in each case by the Borrower and its Subsidiaries in connection with the redemption, repurchase or retirement of Indebtedness, amortization of debt discounts and premiums and any interest income for the period.

“Consolidated Interest Expense Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or, other than an existing Subsidiary, is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or another Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or any Subsidiary (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business, (e) any net after-tax gain (loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments, (f) any unrealized foreign currency gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and (g) any income or loss from discontinued operations~~.~~; provided, that Consolidated Net Income attributable to any Subsidiary or line of business acquired as part of the Transactions that is or becomes accounted for as a discontinued operation because it is being held for sale shall not be excluded from Consolidated Net Income (it being understood that upon the consummation of the actual sale of such Subsidiary or line of business, the results thereof shall be excluded from Consolidated Net Income as if such sale occurred at the beginning of the applicable period).

“Consolidated Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) the aggregate principal amount of ~~all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a c~~Consolidated ~~basis in accordance with GAAP,~~Total Debt that is secured by a Lien on any property of the Borrower or any Subsidiary of the Borrower on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP~~.~~; provided that solely when calculating the Consolidated

Leverage Ratio and Consolidated Secured Leverage Ratio for purposes of determining compliance with Section 7.1(a) and (b), respectively, during the quarter in which the consummation of the Transactions occurs, and for the first full six fiscal quarters of the Borrower ending after the consummation of the Transactions, the amount of Consolidated Total Debt may be reduced by the amount of Unrestricted Cash up to an amount no greater than 50% of Consolidated EBITDA for the four quarter period then most recently ended for which financial statements are available; provided further that in the event the proceeds of the Permitted Senior Unsecured Notes or Term Loan B Facility are funded into escrow or held by the Borrower as Unrestricted Cash pursuant to Sections 7.2(t) and/or 7.2(u), respectively, pending the consummation of the Transactions the calculation of Consolidated Total Debt shall not include the amount of such proceeds prior to the earlier of (a) the date such amounts are applied to finance the Transactions and Transaction Costs and (b) the date by which the Permitted Senior Unsecured Notes or Term Loan B Facility are required to be redeemed or prepaid, as applicable, in accordance with the terms thereof as a result of the Transactions not being consummated or the Acquisition Agreement being terminated.

“Consolidated Working Capital” means, as of any date of determination, with respect to Borrower and its Subsidiaries on a consolidated basis, total current assets of the Borrower and its Subsidiaries at such date of determination minus total current liabilities of the Borrower and its Subsidiaries at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in total current assets of the Borrower and its Subsidiaries or total current liabilities of the Borrower and its Subsidiaries as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (ii) the effects of purchase accounting.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Debt Repayment”: the repayment, termination, satisfaction and/or discharge (including with respect to all commitments thereunder and all security and guarantees (if any) in respect thereof) (which may include, with respect to any customary letters of credit, the issuance of backstop letters of credit, cash collateralization of such letters of credit or other customary arrangements satisfactory to the issuer thereof), as applicable, of (a) that certain Credit Agreement, dated as of July 2, 2012, among the Target, Bank of America, N.A., as administrative agent, collateral agent, swingline lender and L/C issuer thereunder and the lenders party thereto and (b) that certain Indenture, dated as of June 9, 2015, among the Target, each of the guarantors party thereto and Wilmington Trust, National Association, relating to the 5.625% Senior Notes due 2023.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Designated Acquisition”: ~~means~~ one or more transactions or series of transactions (other than the CEB Acquisition) consummated within a period of six consecutive months, (i) with a total aggregate purchase price of not less than $200,000,000, and (ii) which involve the acquisition by the Borrower or any of its Subsidiaries of any portion of the assets of a Person or line of business of such Person or any equity interests of a Person.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by a Loan Party in connection with a Disposition pursuant to Section 7.5(q) that is designated as Designated Non-Cash Consideration by a Responsible Officer, setting forth the basis of such valuation (which amount shall be reduced by the fair market value of the portion of non-cash consideration converted to cash within 180 days following consummation of the applicable Disposition).

“Designated Foreign Currencies”: Australian dollars, Canadian dollars, Euros, Hong Kong dollars, New Zealand dollars, Singapore dollars, Sterling, Swiss francs, Indian rupees, Korean won, Mexican pesos, Yen and other currencies to be agreed upon by the Issuing Lenders.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institutions”: (i) competitors of the Borrower and its respective Subsidiaries specified to the Administrative Agent by the Borrower in writing prior to the Initial Closing Date and otherwise specified in writing to the Administrative Agent from time to time and provided to the Lenders (it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities), (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Administrative Agent by the Borrower in writing on or prior to the ~~Closing D~~date of commencement of the general syndication of the Term Loan B Facility and provided to the Lenders and (iii) in the case of each of clauses (i) and (ii) above, any of their known Affiliates that are clearly identifiable as such on the basis of such Affiliates’ names or that are identified in writing by the Borrower to the Administrative Agent and provided to the Lenders (in each case other than any Affiliate that is a bona fide diversified debt fund) it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities, provided that once designated, any such party shall not be entitled to acquire any additional assignments or participation interests in the Facilities. Any updates to the list by the Borrower shall not be effective until one Business Day after notice is provided to the Administrative Agent. The list of Disqualified Institutions and any changes, modifications or updates thereto shall be provided by the Borrower to the Administrative Agent and to the email address: JPMDQ_Contact@jpmorgan.com (or as otherwise notified by the Administrative Agent to the Borrower from time to time) and failure to provide the list or any updates thereto to the specified email address shall result in notification being deemed not to be effective.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: with respect to any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such amount calculated on the basis of the Spot Rate of Exchange.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any bank, investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to any Materials of Environmental Concern, or the protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the Eurodollar Screen Rate as at 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that if the Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the Eurodollar Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100,000th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Screen Rate”: for any day and time, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (rounded to four decimal places), or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case rounded to four decimal places), provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any period, an amount (if positive) equal to:

(a)     the Consolidated Net Income of Borrower and its Subsidiaries for such period determined on a consolidated basis, increased, in each case, without duplication, by:

(i)     an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income (but excluding (i) any such non-cash charges representing an accrual or reserve for potential cash items in any future period (but including the reversal of any such accrual or charge in the period in which such reversal occurs) and (ii) amortization of a prepaid cash item that was paid in a prior period) and cash credits excluded from Consolidated Net Income pursuant to clauses (a) through (g) of the definition thereof;

(ii)     decreases in Consolidated Working Capital for such period;

(iii)     cash receipts in respect of Swap Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income;

(iv)     the aggregate amount of any non-cash loss recognized as a result of any Asset Sale or Recovery Event (other than any Asset Sale in the ordinary course of business) that resulted in a decrease to Consolidated Net Income (up to the amount of such decrease);

reduced by (without duplication):

(b)     the sum, in each case, without duplication, of:

(i)     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(a) above) and cash charges excluded from Consolidated Net Income pursuant to clauses (a) through (g) of the definition thereof,

(ii)     without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of capital expenditures (and any other amounts that were capitalized and not expensed in the relevant period), Permitted Acquisitions and

Specified Transactions accrued or made in cash during such period, except to the extent financed with (x) the Net Cash Proceeds of Indebtedness ((i) excluding any drawings under the Revolving Facility and (ii) except to the extent such Indebtedness has been repaid) or (y) Net Cash Proceeds reinvested pursuant to Section 2.9,

(iii)     the aggregate amount of all principal payments or repurchases of Indebtedness of Borrower and its Subsidiaries (including (i) the principal component of payments in respect of Capital Lease Obligations and (ii) the amount of any mandatory or voluntary prepayment of Indebtedness (excluding (A) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder, and (B) optional payments and prepayments of the Term Loans) made during such period, in each case to the extent financed with cash generated from the operations of Borrower and its Subsidiaries (other than the Net Cash Proceeds of an incurrence of long-term Indebtedness or an issuance of Equity Interests),

(iv)     increases in Consolidated Working Capital for such period;

(v)     cash payments by Borrower and its Subsidiaries during such period in respect of the permanent reduction of long-term liabilities of Borrower and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vi)     without duplication of amounts deducted pursuant to clause (ii) above or clause (ix) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and its Subsidiaries in connection with Investments constituting Permitted Acquisitions pursuant to Sections 7.8(i), in each case to the extent financed with cash generated from the operations of Borrower and its Subsidiaries (other than the Net Cash Proceeds of an incurrence of long-term Indebtedness or an issuance of Equity Interests),

(vii)     the amount of Restricted Payments made in cash pursuant to Section 7.6(a)(iii), (iv), (vii), (ix) and (xi) and 7.6(b)(v) paid during such period in each case to the extent such Restricted Payments were financed with cash generated from the operations of Borrower and its Subsidiaries (other than the Net Cash Proceeds of an incurrence of Indebtedness or an issuance of Equity Interests),

(viii)     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Borrower and its Subsidiaries during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(ix)     without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower or any of its Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Permitted Acquisitions or other Investments or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period; provided, that to the extent the aggregate consideration actually utilized to finance such

Permitted Acquisitions, Investments or capital expenditures during such succeeding four consecutive fiscal quarters period is less than the amount deducted pursuant to this clause (ix), the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period,

(x)     the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) by the Borrower or any of its Subsidiaries in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xi)     cash expenditures in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xii)     proceeds of any Asset Sale to the extent otherwise included in the definition of Consolidated Net Income and to the extent Borrower is in compliance with the applicable mandatory prepayment requirements set forth in Section 2.9,

(xiii)     the aggregate amount of any non-cash gain recognized as a result of any Asset Sale or Recovery Event that resulted in an increase to Consolidated Net Income (up to the amount of such increase), and cash indemnity payments received pursuant to indemnification provisions in any acquisition or any other Investment permitted under this Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase);

(xiv)     the aggregate amount of fees, costs and expenses in connection with any Transaction, and any payments of, Transaction Costs, to the extent not expensed and not deducted in calculating Consolidated Net Income; and

(xv)     any amounts received in connection with the settlement of any litigation.

“Exchange Act”: as defined in Section 8.1(k).

“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary or Foreign Subsidiary Holdco (i) the entire Capital Stock of which is owned by a Foreign Subsidiary or Foreign Subsidiary Holdco or (ii) in respect of which the pledge of all of the Capital Stock of such Subsidiary as Collateral would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or any of its Subsidiaries.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity

Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support or other agreement for the benefit of such Subsidiary Guarantor and any and all guarantees by the other Loan Parties of such Subsidiary Guarantor’s obligations in respect of Swap Obligations), at the time the guarantee of or grant of such security interest by such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement”: the credit agreement dated as of December 16, 2014, among the Borrower, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the other agents party thereto, as amended.

“Existing Letters of Credit”: those letters of credit individually described on Schedule 3.9.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: (a) Sections 1471 to 1474 of the Code or any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the United States government or the government or tax authority of any other jurisdiction.

“Federal Funds Effective Rate”: ~~for any day, the weighted average of the rates on overnight~~the rate calculated by the NYFRB based on such day’s federal funds transactions ~~with members of the Federal Reserve System arranged by federal funds brokers, as~~by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the ~~Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it~~NYFRB as the federal funds effective rate; provided that~~,~~ if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for ~~the~~ purposes of this Agreement.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“First Amendment Effective Date”: as the term “Final Amendment Effective Date” is defined in the First Amendment.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco”: any Domestic Subsidiary of the Borrower all or substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries that are “controlled foreign corporations” as defined in Section 957 of the Code.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by (x) the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or (y) the adoption by the Borrower of International Financial Reporting Standards.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (other than, with respect to any guaranteeing person, any Excluded Swap Obligations of such guaranteeing person), including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“High Yield Bridge Facility”: that certain high yield senior unsecured bridge facility to be provided on the First Amendment Effective Date by JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and/or certain other financial institutions in an aggregate principal amount of up to $600,000,000, the proceeds of which shall be applied to finance in part the Transactions and the Transaction Costs; provided that the aggregate principal amount of the High Yield Bridge Facility shall be reduced by the proceeds of any Permitted Senior Unsecured Notes.

“Impacted Interest Period” as defined in the definition of “Eurodollar Base Rate”.

“Increasing Revolving Lender”: as defined in Section 2.4(b).

“Increasing Term Lender”: as defined in Section 2.1(b).

“Incremental Amendment”: as defined in Section 2.1(b).

“Incremental Extensions of Credit”: as defined in Section 2.1(b).

“Incremental Facility Closing Date”: as defined in Section 2.1(b).

“Incremental Term Loans”: as defined in Section 2.1(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price or deferred consideration or similar arrangements in respect of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, except that, for the purposes of the definition of “Consolidated Total Debt” only, obligations in respect of letters of credit or bankers’ acceptances issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit or bankers’ acceptance is drawn, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements. For the avoidance of doubt, neither deferred compensation nor any pension obligations or liabilities shall be deemed to constitute “Indebtedness.” The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Closing Date”: the date on which the conditions precedent set forth in Section 5.1 were first satisfied, which was June 16, 2016.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, domain names, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto (provided that the initial Interest Period for the Term Loans shall commence on the Closing Date and end on June 30, 2016; provided further that for the purposes of the initial Interest Period only, all necessary calculations related thereto shall be determined as if the Borrower had selected a one month Interest Period); and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)     the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the Term Loan Maturity Date, as the case may be;

(iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)     the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interpolated Rate”: for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Screen Rate for the longest period for which the Eurodollar Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the Eurodollar Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as at 11:00 a.m., London time, on the Quotation Day for such Interest Period. When determining a rate for a period which is less than the shortest period for which the Eurodollar Screen Rate is available, the Eurodollar Screen Rate for the purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such information service as the Administrative Agent may select in its reasonable discretion.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: each of (a) JPMorgan Chase Bank, (b) Wells Fargo Bank, National Association, (c) Citizens Bank, N.A., (d) TD Bank, N.A. and (e) U.S. Bank National Association or any of their respective affiliates, in each case in its capacity as an issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.

“Junior Debt”: any Permitted Senior Unsecured Debt, the Permitted Senior Unsecured Notes, any Permitted Subordinated Debt or any other Indebtedness of any Loan Party that is secured by Liens on all or a portion of any Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations (other than any Indebtedness owed by any Group Member to any Loan Party).

“L/C Commitment”: (i) with respect to ~~each Issuing Lender individually, $10,000,000~~the Administrative Agent or any of its Affiliates that is an Issuing Lender, $35,000,000 or such greater amount to which such Issuing Lender and the Borrower may agree and (ii) with respect to any other Issuing Lender, on an individual basis, $15,000,000 or such other amount as ~~the~~such Issuing Lender and the Borrower may agree; provided that at no time shall the aggregate amount of the L/C Commitments exceed $~~50,000,000~~75,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. The L/C Obligations in respect of any Letter of Credit in a Designated Foreign Currency shall be deemed for the purposes of calculating the Available Revolving Commitments and similar amounts from time to time and commitment fees and Letter of Credit and fronting fees to be equal to the Dollar Equivalent of the amount of such Designated Foreign Currency as at the date of issuance thereof, and such Dollar Equivalent shall be thereafter re-calculated by the Issuing Lender from time to time in its discretion (but no less often than quarterly); any such determination by the Issuing Lender of any such Dollar Equivalent amount shall be conclusive and binding on the other parties hereto in the absence of manifest error.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Representations”: (a) those representations and warranties enumerated in Section~~s~~ 4.3(~~but only~~a) (with respect to ~~its obligations under this Agreement), 4.4 (but only with respect to its obligations under this Agreement), 4.5 (but only with respect to no violation of any Requirement of Law on any material Contractual Obligation and not with respect to the creation or imposition of any Lien or any Material Adverse Effect), 4.11, 4.14,~~the Loan Parties), Section 4.4 (as to (i) execution, delivery and performance of the relevant Loan Documents and (ii) the due authorization, execution, delivery and enforceability of the relevant Loan Documents against the Loan Parties, in each case as it relates to entering into and performance of the relevant Loan Documents against or by the Loan Parties), Section 4.5 (as to the relevant Loan Documents not conflicting with the Loan Parties’ respective organizational documents), Section 4.11, Section 4.14 (as to Investment Company Act status), Section 4.19 ~~and~~, Section 4.20 and Section 4.21 and (b) ~~with respect to any acquisition, those~~such representations and warranties ~~that are~~ made by the target of ~~the~~an applicable acquisition ~~in the acquisition agreement related thereto~~ as are material to the interests of the Lenders, but only to the extent that the ~~accuracy of such representations and warranties is a condition to the obligations of the Borrower or the applicable Subsidiary to close under such~~Group Members have the right (taking into account any applicable cure periods) to terminate their obligation to consummate such acquisition under the relevant acquisition agreement or the ~~Borrower or the applicable Subsidiary has the~~ right ~~to decline~~not to consummate the applicable acquisition pursuant to the relevant acquisition agreement as a result of a breach of such representations and warranties ~~in such acquisition agreement~~.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Margin Stock”: “margin stock” as defined in Regulation U.

“Market Disruption Event”: as defined in Section 2.14(b).

“Material Acquisition”: any acquisition of assets or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves payment of total consideration by the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the material provisions of this Agreement or any of the other

Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Material Subsidiary”: any Subsidiary of the Borrower that either (i) holds assets having a total book value of greater than five percent (5%) of the total assets held by the Borrower and its Subsidiaries taken as a whole (as determined as of the end of the fiscal quarter immediately preceding the date of determination) or (ii) has revenues representing greater than five percent (5%) of total revenues of the Borrower and its Subsidiaries taken as a whole (for the period of four consecutive fiscal quarters most recently ended at or prior to such time and for which financial statements are available); provided, that (x) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (y) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10% of the total assets attributable to the Borrower and its Subsidiaries taken as a whole (as determined as of the end of the fiscal quarter immediately preceding the date of determination) or 30% of the revenue of the Borrower and its Subsidiaries taken as a whole (for the period of four consecutive fiscal quarters most recently ended at or prior to such time and for which financial statements are available) then, in each case, one or more of such Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the total assets held by the Borrower and its Subsidiaries taken as a whole), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation and any other substances, materials or wastes, defined or regulated as “hazardous” or “toxic”, under, or that could give rise to liability pursuant to, any Environmental Law.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale (including in connection with any Permitted Sale Leaseback) or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Not Otherwise Applied”: with reference to the Available Amount, the amount that was not previously applied pursuant to Section 7.6(a)(xii), Section 7.6(b)(vi) or Section 7.8(v).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operating Expense Initiatives”: as defined in the definition of “Consolidated EBITDA”.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c)(i).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions”: any acquisition (by way of merger, consolidation, amalgamation, purchase of assets or otherwise) permitted pursuant to Section 7.4 or Section 7.8; provided, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, the CEB Acquisition shall be deemed to be a Permitted Acquisition.

“Permitted Preferred Stock”: preferred stock issued by the Borrower that (a) does not require any repurchase or redemption (other than conversion or exchange into the common stock of the Borrower), whether contingent or not, prior to the date that is 91 days after the later of the Revolving Termination Date or Term Loan Maturity Date and (b) is in the Borrower’s good faith opinion on terms and conditions customary in the relevant capital markets for preferred stock issued by issuers similar to the Borrower.

“Permitted Sale Leaseback”: any sale-leaseback transaction consummated by the Borrower or any of its Subsidiaries after the Initial Closing Date; provided that, at the time of the consummation of such sale-leaseback transaction, the aggregate amount of Net Cash Proceeds received from all such sale-leaseback transactions do not exceed 5.0% of the consolidated total assets of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately prior to the date of such sale-leaseback transaction for which financial statements have been delivered pursuant to Section 6.1; provided, further, that any such sale-leaseback transactions not among the Borrower or its Subsidiaries must be consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary.

“Permitted Senior Unsecured Debt”: senior unsecured Indebtedness of a Loan Party that (a) requires no scheduled cash payments of principal and no mandatory repurchase or redemption obligations prior to the date that is 91 days after the later of the Revolving Termination Date or Term Loan Maturity Date, other than in connection with a change of control of Borrower or similar event, an asset disposition or, if the Indebtedness is incurred to finance a

Permitted Acquisition (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) and related costs, fees, expenses, premiums and accrued but unpaid interest (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof), subject to conditions relating to the non-occurrence of such Permitted Acquisition, and (b) does not impose financial “maintenance” (as distinct from “incurrence”) covenants on the Borrower or any of the Subsidiaries that are more restrictive than the maintenance covenants herein~~.~~

; provided that the payment of the proceeds of such Indebtedness into escrow and grant of security in connection therewith to secure the applicable ~~“Permitted Senior Unsecured Notes”: one or more series of senior unsecured notes constituting~~ Permitted Senior Unsecured Debt ~~that may be issued following the~~prior to ~~C~~closing ~~Date in an aggregate principal amount not exceeding $500,000,000~~of a Permitted Acquisition (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension ~~thereof).~~of Indebtedness in connection therewith) intended to be funded in whole or part with the proceeds of such Indebtedness shall not be deemed to result in such Indebtedness being deemed secured for purposes hereof for so long as such escrow remains in effect.

“Permitted Senior Unsecured Notes”: the senior unsecured notes to be issued and sold on or prior to the First Amendment Effective Date pursuant to a Rule 144A (with or without registration rights) or other private placement, the proceeds of which are intended to finance the Transactions and Transaction Costs (including, subject to the following proviso, any interim unsecured bridge financing entered into or incurred in lieu thereof); provided that the aggregate gross proceeds of the Permitted Senior Unsecured Notes may not exceed $600,000,000 unless, on or prior to the date of such issuance, either (i) the amount of committed financing provided to the Borrower by JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and/or certain other financial institutions for purposes of consummating the Transactions and Transaction Costs is reduced by the amount of such excess, (ii) the contemplated amount of Revolving Extensions of Credit under the Revolving Facility previously identified by the Borrower to the Administrative Agent as a source of financing in part for the Transactions and Transaction Costs is reduced by the amount of such excess and/or (iii) the Borrower repays principal amounts outstanding under the Revolving Facility in the amount of such excess (or, to the extent the aggregate principal amount outstanding under the Revolving Facility is less than the amount of such excess, holds or funds into escrow Unrestricted Cash pending completion of the CEB Acquisition in the amount of the difference); provided further, the payment of proceeds of such notes into escrow and grant of security to secure the Permitted Senior Unsecured Notes in connection therewith prior to consummation of the Transactions shall not be deemed to result in such notes being deemed secured for purposes hereof for so long as such escrow remains in effect.

“Permitted Subordinated Debt”: unsecured Indebtedness subordinated to the Obligations that (a) requires no scheduled cash payments of principal and no mandatory repurchase or redemption obligations prior to the date that is 91 days after the later of the Revolving Termination Date or Term Loan Maturity Date, other than in connection with a change of control of Borrower or similar event, an asset disposition or, if the Indebtedness is incurred to finance a Permitted Acquisition (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) and related costs, fees, expenses, premiums and accrued but unpaid interest (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof), subject to conditions relating to the non-occurrence of such Permitted Acquisition, (b) does not impose financial “maintenance” (as distinct from “incurrence”) covenants on the Borrower or any of the Subsidiaries that are more restrictive than the maintenance covenants herein, and (c) contains customary subordination terms that are reasonably acceptable to the Administrative Agent.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to any calculation required by the terms of this Agreement to be made on a Pro Forma Basis, that such calculation shall be made after taking into account (a) any Specified Transaction, (b) any Operating Expense Initiative and (c) any redemption, repurchase, retirement, defeasance, discharge or incurrence of Indebtedness that has occurred on or by such time, as though such Specified Transaction, Operating Expense Initiative, redemption, repurchase, retirement, discharge or incurrence had occurred at or prior to such date or on the first day of such period, as the case may be, including pro forma adjustments arising out of events attributable to or actions taken in connection with such Specified Transaction, Operating Expense Initiative or such redemption, repurchase, retirement, defeasance, discharge or incurrence of Indebtedness~~.~~; provided that, at the time of any calculation of Consolidated Net Income, any redemption, repurchase, retirement, defeasance or discharge of Indebtedness expected to be made within ten Business Days of the sale of any Subsidiary or line of business acquired as part of the Transactions that is or becomes accounted for as a discontinued operation because it is being held for sale with the Net Cash Proceeds of the sale of such asset shall be reflected for the purpose of any compliance or ratio test as if such prepayment had occurred on the first day of the applicable period (it being understood that if such prepayment is not made within such ten Business Day period, then Consolidated Net Income shall be recalculated at such time without giving effect to such prepayment). Upon giving effect to a Specified Transaction on a “Pro Forma Basis,” (i) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such Specified Transaction (or any other transaction that occurred during the relevant period) shall be deemed to have been incurred as of the first day of the relevant period; (ii) income statement items (whether positive or negative) and Consolidated EBITDA attributable to all property acquired in such Specified Transaction or to the Investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period; (iii) income statement items

(whether positive or negative) and Consolidated EBITDA attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period; and (iv) such other pro forma adjustments which would be permitted or required by Regulations S-K and S-X under the Securities Act of 1933, as amended, shall be taken into account (in addition to any adjustments permitted pursuant to any applicable financial definition or test). For the purposes of any such calculation, if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable period, the actual interest may be used for the applicable portion of such period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or a Subsidiary may designate.

“Projections”: as defined in Section 6.2(b).

“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X of the Securities Act of 1933, as amended from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reimbursement Percentage”: as defined in Section 3.5.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.9(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event for (i) capital expenditures or to restore, rebuild, repair, construct, improve, replace or otherwise acquire the assets similar to those that are the subject of such Asset Sale or Recovery Event or that are used or useful in its business or (ii) a Permitted Acquisition or any acquisition of all or substantially all of the assets of, or all of the Capital Stock (other than directors’ qualifying shares) of a Person or business unit, division or line of business of a Person (or any subsequent investment made in a Person, or business unit, division or line of business of a Person previously acquired)).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date for capital expenditures or to restore, rebuild, repair, construct, improve, replace or otherwise acquire the assets similar to those that are the subject of such Asset Sale or Recovery Event or that are used or useful in the Borrower’s business or pursuant to a Permitted Acquisition or any acquisition of all or substantially all of the assets of, or all of the Capital Stock (other than directors’ qualifying shares) of a Person or business unit, division or line of business of a Person (or any subsequent investment made in a Person or business unit, division or line of business of a Person previously acquired).

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, replace or otherwise acquire the assets similar to these that are the subject of such Asset Sale or Recovery Event or that are used or useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Initial Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Debt Payments”: as defined in Section 7.6.

“Restricted Equity Payments”: as defined in Section 7.6.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $1,200,000,000.

“Revolving Commitment Increase”: as defined in Section 2.4.

“Revolving Commitment Period”: the period from and including the Initial Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist, (i) in the case of Section 2.21, the Revolving Lenders’ Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.21(c)) and Section 2.4(a), the Revolving Lenders’ Revolving

Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(c).

“Revolving Termination Date”: June 17, 2021.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Issuing Lenders, the Lenders and any affiliate of any Lender to which Obligations are owed.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its subsidiaries, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of such Person and its subsidiaries, on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its subsidiaries, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay the liability of such Person and its subsidiaries, on a consolidated basis, on its debts as such debts become absolute and matured, (c) such Person and its subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) such Person and its subsidiaries, on a consolidated basis, will be able to pay their debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof at the time of entering into such Swap Agreement in respect of interest rates, currency exchange rates or commodity prices.

“Specified Transaction” ~~means~~: any (a) Material Acquisition or Material Disposition, (b) Permitted Acquisition, (c) Investment that results in a Person becoming a Subsidiary of the Borrower (which, for purposes hereof, shall be deemed to also include (1) the merger, consolidation, liquidation or similar amalgamation of any Person into the Borrower or any Subsidiary, so long as the Borrower or such Subsidiary is the surviving Person, and (2) the transfer of all or substantially all of the assets of a Person to the Borrower or any Subsidiary) or (d) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Spot Rate of Exchange”: with respect to any Designated Foreign Currency, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such Designated Foreign Currency on the Telerate System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London); provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions.

“Step-Up Amount”: $150,000,000, which may be applied for purposes of funding a Specified Transaction previously identified to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Borrower that is a Material Subsidiary.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Target”: CEB, Inc., a Delaware corporation.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $600,000,000.

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Loan B Facility”: that certain seven-year senior secured term loan B facility to be provided on or prior to the First Amendment Effective Date in an aggregate principal amount of $1,375,000,000 (and any other senior secured term loan facility incurred in lieu of all or a portion of such term loan B facility) the proceeds of which are intended to finance the Transactions and the Transaction Costs. For the avoidance of doubt, the Term Loan B Facility may be incurred as an Incremental Term Loan pursuant to an Incremental Amendment hereto.

“Term Loan Maturity Date”: June 17, 2021.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Initial Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding). Notwithstanding the foregoing, when a Defaulting Lender shall exist, (i) in the case of Section 2.21, the Term Lenders’ Term Percentages shall be determined without regard to any Defaulting Lender’s Term Commitment and (ii) in the case of the defined term “Term Extensions of Credit” (other than as used in Section 2.21(c)) and Section 2.4(a), Term Lenders’ Term Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(c).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Costs”: the fees and expenses incurred by the Borrower in connection with the Transactions and the transactions contemplated thereby.

“Transactions”: (a) the CEB Acquisition and the other transactions contemplated by the Acquisition Agreement, (b) the consummation of the First Amendment, (c) the entering into of the Term Loan B Facility, (d) the entering into of the 364-day Bridge Facility, (e) the issuance of the Permitted Senior Unsecured Notes (or the entering into or incurrence of any interim unsecured bridge financing in lieu thereof) and (f) the Debt Repayment.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Cash”: cash and Cash Equivalents that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries; provided that cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries solely as a result of Liens thereon under the Facilities shall be considered Unrestricted Cash (other than cash and Cash Equivalents used as cash collateral for letters of credit).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or similar third party share agreements required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2     Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) To the extent that any provision hereof requires (x) compliance with any financial ratio or test, including the Consolidated Interest Expense Ratio, the Consolidated Leverage Ratio and the Consolidated Secured Leverage Ratio, (y) the absence of any Default or Event of Default (or any type of Default or Event of Default) or (z) compliance with any cap expressed as a percentage of Consolidated EBITDA, total assets or consolidated total assets as a condition to (1) the consummation of any transaction in connection with any Permitted Acquisition or similar permitted Investment, (2) the incurrence of any Indebtedness (and any Liens related thereto) incurred to finance, or in connection with, such Permitted Acquisition or similar permitted Investment, or (3) the incurrence of any Indebtedness (and any Liens related thereto) incurred to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness permitted by this Agreement, the determination of whether the relevant provision is satisfied may be made, at the election of the Borrower: (A) in the case of any acquisition or similar permitted Investment, either (I) at the time of the execution of the definitive agreement with respect to the relevant acquisition or investment or (II) at the time of the consummation of the relevant acquisition or investment, in either case after giving effect to the acquisition and any related Indebtedness and Liens on a Pro Forma Basis or (B) in the case of any Indebtedness (or any liens related thereto) incurred to finance or in connection with such acquisition or similar investment (in each case or to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith), either (I) at the time of entry into the commitment for such Indebtedness, (II) at the time the Borrower delivers irrevocable notice to refinance, replace, modify, repay, redeem, refund, renew or extend such Indebtedness, or (III) at the time of the incurrence of such Indebtedness or Liens, in each case as applicable and after giving effect to the relevant Indebtedness, Liens and any related acquisition on a Pro Forma Basis or (C) in the case of any Indebtedness (or any liens related thereto) incurred to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness permitted by this Agreement, either (I) at the time of entry into the commitment for such Indebtedness, (II) at the time the Borrower delivers irrevocable notice to refinance, replace, modify, repay, redeem, refund, renew or extend the Indebtedness being refinanced, replaced, modified, repaid, redeemed, refunded, renewed or extended, or (III) at the time of the incurrence of such Indebtedness or Liens, in each case as applicable and after giving effect to the relevant Indebtedness, Liens and any related acquisition on a Pro Forma Basis .

SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS

2.1     Term Commitments. (a) Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower in Dollars on the Initial Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

(b) (i) The Borrower may at any time or from time to time after the Initial Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans” and such borrowing, an “Incremental Extension of Credit”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment (other than with respect to Incremental Term Loans the proceeds of which are intended to fund in whole or part any acquisition permitted by this Agreement (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of Indebtedness in connection therewith)) referred to below, no Default or Event of Default shall exist. Each Incremental Extension of Credit shall be in an aggregate principal amount that is not less than $5,000,000 or such lower amount if such amount represents all remaining availability under the limit set in this Section 2.1(b). Notwithstanding anything to the contrary herein, the aggregate amount of any Incremental Extension of Credit, when taken together with all other Incremental Extensions of Credit and all Revolving Commitment Increases, shall not exceed (x) $~~500,000,000~~750,000,000 plus (y) in the event the Term Loan B Facility is incurred as an Incremental Term Loan, $1,375,000,000 plus (z) an additional unlimited amount, provided, that in the case of this clause (z), (A) at the time of incurrence (or the making of commitments if not drawn in full when committed) on a Pro Forma Basis (assuming that any such Incremental Extensions of Credit are drawn in full and excluding the cash proceeds of such Incremental Extension of Credit), the Consolidated Secured Leverage Ratio does not exceed ~~3.00~~3.50 to 1.00 as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b) and (B) committed but undrawn amounts for which the requirements in clause (A) are met when committed shall subsequently be available to be drawn without a need to meet such requirements. The Incremental Term Loans shall rank pari passu in right of payment and of security with the Term Loans. The Incremental Term Loans (i) shall not mature earlier than the Revolving Termination Date and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans (except by virtue of amortization of or prepayment of the Term Loans and prepayments of scheduled amortization prior to such date of determination) and (~~i~~ii) except as set forth above and below, other than in the case of the Term Loan B Facility, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (x) the interest rates and amortization schedule (subject to clause (i) above) applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof and (y) to the extent such terms applicable to the Incremental Term Loans are not consistent with the then existing Term Loans (except as permitted by the immediately preceding clause (x)) such terms shall be mutually agreed to by the Borrower and the Administrative Agent.

(ii)    Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Term Commitment, an “Increasing Term Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Term Lender”); provided that (i) each Augmenting Term Lender, shall be subject to the approval of the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Term Lender, the Borrower and such Increasing Term Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting

Term Lender, the Borrower and such Augmenting Term Lender execute an agreement substantially in the form of Exhibit H hereto. For the avoidance of doubt, no existing Lender will be required to provide any Incremental Term Loans and the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any commitment for any Incremental Term Loans.

(iii)     Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Increasing Term Lender, if any, each Augmenting Term Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section; provided that any amendments included in any Incremental Amendment meant to effect changes not relating to this Section 2.1~~(b)~~ shall require the vote of the Lenders as described in Section 10.1 hereof. ~~The~~Except with respect to the Term Loan B Facility, the making of any loans pursuant to any Incremental Amendment shall not be effective unless on the date thereof (each, an “Incremental Facility Closing Date”), after giving effect to such Incremental Extension of Credit (i) the conditions set forth in Section 5.2 are satisfied; provided that with respect to Incremental Term Loans used to finance an acquisition (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) or to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness permitted by this Agreement, as of the date of consummation of such acquisition or refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of such Indebtedness, (x) the only representations and warranties that are required to be true as a condition to the borrowing of such Incremental Term Loans are the Limited Conditionality Representations and (y) no payment Event of Default shall have occurred and be continuing, (ii) subject to Section 1.2(e), the Borrower shall be in compliance with Section 7.1, (iii) the Administrative Agent shall have received documents consistent with those delivered on the Initial Closing Date under Section 5.1(f) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase, and (iv) such other conditions as the Borrower and the Lender(s) of Incremental Term Loans may agree. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(c) Notwithstanding any provision herein to the contrary, in the event the Term Loan B Facility is incurred as an incremental Term Loan, the Term Loan B Facility shall be permitted to (i) have different interest margins, pricing and associated call and rate protection than those applicable to the Term Loans hereunder, (ii) have customary (as determined in good faith by the Borrower in consultation with the Administrative Agent) amortization and mandatory prepayment provisions for “Term Loan B” facilities (or, to the extent applicable, such amortization and mandatory prepayment provisions as are customary for any other senior secured term loan facility incurred in lieu of all or a portion of the Term Loan B Facility), (iii) have covenants and events of default that are different from the covenants applicable to the Term Loans hereunder (so long as such covenants are not more restrictive than those applicable to the Term Loans hereunder), (iv) have different voting rights (so long as such voting rights do not adversely modify the voting rights otherwise applicable to the Lenders hereunder (it being understood that lenders under the Term Loan B Facility may be included in the determination of Required Lenders)) from the voting rights applicable to the Term Loans hereunder and/or (v) have any other terms applicable to the “Term Loan B Facility” as set forth in the Commitment Letter, dated as of January 5, 2017, among the Borrower, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and the other parties thereto.

2.2     Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the anticipated Initial Closing Date) requesting that the Term Lenders make the Term Loans on the Initial Closing Date and specifying the amount to be borrowed. The Term Loans made on the Initial Closing Date shall initially be Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Initial Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3     Repayment of Term Loans. The Term Loan of each Lender shall mature in 16 consecutive quarterly installments (with the balance of the Term Loan of each Lender maturing on the Term Loan Maturity Date), each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2016	$7,500,000
December 31, 2016	$7,500,000
March 31, 2017	$7,500,000
June 30, 2017	$7,500,000
September 30, 2017	$7,500,000
December 31, 2017	$7,500,000
March 31, 2018	$7,500,000
June 30, 2018	$7,500,000
September 30, 2018	$11,250,000
December 31, 2018	$11,250,000
March 31, 2019	$11,250,000
June 30, 2019	$11,250,000
September 30, 2019	$15,000,000
December 31, 2019	$15,000,000
March 31, 2020	$15,000,000
June 30, 2020	$15,000,000
Term Loan Maturity Date	$435,000,000

2.4     Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower in Dollars from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

(b) The Borrower may from time to time elect to increase the Revolving Commitments (a “Revolving Commitment Increase”) in a minimum amount of $5,000,000 or such lower amount if such amount represents all remaining availability under the limit set in this Section 2.4(b) so long as, after giving effect thereto, the aggregate amount of the Incremental Extensions of Credit and Revolving Commitment Increases does not exceed (i) $~~500,000,000~~750,000,000 plus (ii) in the event the Term Loan B Facility is incurred as an Incremental Term Loan, $1,375,000,000 plus (iii) an additional unlimited amount, provided, that in the case of this clause (iii), (A) at the time of incurrence (or the making of commitments if not drawn in full when committed) on a Pro Forma Basis (assuming that any such Revolving Commitment Increase is drawn in full and excluding the cash proceeds of such Revolving Commitment Increase), the Consolidated Secured Leverage Ratio does not exceed ~~3.00~~3.50 to 1.00 as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b) and (B) committed but undrawn amounts for which the requirements in clause (A) are met when committed shall subsequently be available to be drawn without a need to meet such requirements. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Revolving Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Revolving Lender”), to increase their existing Revolving Commitments, or extend Revolving Commitments, as the case may be, provided that (i) each Augmenting Revolving Lender, shall be subject to the approval of the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Revolving Lender, the Borrower and such Increasing Revolving Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Revolving Lender, the Borrower and such Augmenting Revolving Lender execute an agreement substantially in the form of Exhibit H hereto. Increases and new Revolving Commitments created pursuant to this clause shall become effective on the date agreed by the Borrower, the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and the relevant Increasing Revolving Lenders or Augmenting Revolving Lenders and the Administrative Agent shall notify each Revolving Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 5.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) after giving effect to such Revolving Commitment Increase, subject to Section 1.2(e), the Borrower shall be in compliance with Section 7.1, and (iii) the Administrative Agent shall have received documents consistent with those delivered on the Initial Closing Date under Section 5.1(f) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Revolving Lender and Augmenting Revolving Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Revolving Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Revolving Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.5). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.18 if the deemed payment occurs other than on the last day of the related Interest Periods. For the avoidance of doubt, no existing Lender will be required to provide any Revolving Commitment Increase and the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any commitment for any Revolving Commitment Increase.

(c) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5     Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Initial Closing Date shall initially be ABR Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6     Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.7     Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.8     Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Amounts to be applied in connection with prepayments made pursuant to this Section 2.9 shall be applied to the prepayment of the Term Loans in accordance with Section 2.15(b). Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.9     Mandatory Prepayments and Commitment Reductions. (a) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, and the Consolidated Leverage Ratio of the Borrower for the most recently ended four fiscal quarters is greater than 2.50 to 1.00, then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 50% of such Net Cash Proceeds shall be applied on such date to the prepayment of the Term Loans as set forth in Section 2.9(b); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans as set forth in Section 2.9(b).

(b) Amounts to be applied in connection with prepayments made pursuant to this Section 2.9 shall be applied to the prepayment of the Term Loans in accordance with Section 2.15(b). The application of any prepayment pursuant to this Section 2.9 shall be made on a pro rata basis to the then outstanding Term Loans being repaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10     Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11     Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.12     Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13     Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14     Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period (each of clause (a) and (b), a “Market Disruption Event”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans; provided that, subject to Section 2.18, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans; provided that during any period in which a Market Disruption Event is in effect, the Borrower may request that the Administrative Agent request the Majority Facility Lenders to confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 2.14 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or Majority Facility Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.14.

2.15     Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the ~~Federal Funds Effective~~NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average ~~Federal Funds Effective~~NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16     Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender (which shall, for the avoidance of doubt, include any Issuing Lender) with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for in each case Non-Excluded Taxes and Other Taxes, which are covered by Section 2.17, changes in the rate or basis of imposition of tax imposed on or measured by the net income of such Lender, franchise taxes in lieu of such net income taxes and branch profits taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition affecting this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender or to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender, or such corporation for such reduction; provided, that the Borrower shall not be required to pay additional amounts to compensate any Lender (i) any Non-Excluded Taxes or Other Taxes, which are covered by Section 2.17 or (ii) any change in the rate or basis of imposition of applicable taxes imposed on or measured by net income, franchise taxes in lieu of such net income taxes and branch profits taxes.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented; provided that the protection of this Section 2.16(c) shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this Section 2.16(c) with respect to any date unless it shall have notified the Borrower that it will demand compensation pursuant to this Section 2.16(c) not more than 90 days after the date on which it shall have become aware of such incurred costs or reductions. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.16(c) if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall set forth in reasonable detail the calculation of such amounts and shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17     Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, unless such taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, in which case (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if the taxes so withheld are any taxes other than net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the “Non-Excluded Taxes”) or are Other Taxes, the amounts payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes including any such taxes imposed on amounts payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e), (f) or (i) of this Section, (ii) that are United States withholding taxes imposed under FATCA or (iii) that are United States withholding taxes resulting from any Requirement of Law in effect on the date the Administrative Agent or such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that the Administrative Agent or such Lender (or its assignor (if any)) was entitled, immediately prior to such designation of a new lending office or at the time of assignment, as applicable, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii); provided that the requirement to indemnify shall apply only if the Borrower is required under this Section 2.17 to pay additional amounts with respect to such Non-Excluded Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) The Administrative Agent and each Lender, in each case that is organized under the laws of the United States or a state thereof, shall, on or before the date of any payment by the Borrower under this Agreement or any other Loan Document to, or for the account of, such Administrative Agent or Lender, deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Administrative Agent or Lender is a “United States Person” (as defined in Section 7701(a)(30) of the Code) and that such Administrative Agent or Lender is entitled to a complete exemption from United States backup withholding tax.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of (i) any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error; provided that if it is demonstrated to the reasonable satisfaction of the Administrative Agent that any Lender has overpaid in respect of any such amounts due, the Administrative Agent shall reimburse such Lender for such overpaid amount. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the

Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(k) For purposes of this Section 2.17, the term “Lender” includes any other Issuing Lender and the term “applicable law” includes FATCA.

(l) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18     Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate setting forth the calculation in reasonable detail as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19     Payments Generally; Pro Rata Treatment; Sharing of Set-offs. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.15(e), 2.15(f), 3.4, 3.5 or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative

Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.20     Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or does not consent to any proposed amendment, supplement, modification, consent, or waiver of this Agreement or any other Loan Document requested by the Borrower which requires the consent of all the Lenders (including such Lender’s consent) and which has been consented to by the Required Lenders, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment does not conflict with any Requirement of Law, (ii) the Borrower shall be liable to the assigning Lender under Section 2.18 if any Eurodollar Loan owing to such assigning Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iii) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, (iv) if the assignee is not already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (v) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (vi) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (vii) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 10.6; provided that if such replaced Lender does not comply with Section 10.6 within three Business Days after the Borrower’s request, compliance with Section 10.6 shall not be required to effect such assignment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.21     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6;

(b) the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)     all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Aggregate Exposure Percentages but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Exposure Percentages plus such Defaulting Lender’s L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Obligations are outstanding;

(iii)     if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv)     if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Aggregate Exposure Percentages; and

(v)     if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Aggregate Exposure Percentage.

SECTION 3.     LETTERS OF CREDIT

3.1     L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower and its Subsidiaries and with the Borrower as the applicant on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) its L/C Obligations would exceed its L/C Commitment, (ii) the aggregate amount of L/C Obligations would exceed the aggregate amount of L/C Commitments or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or in any Designated Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2     Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor (with a copy to the Administrative Agent), completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3     Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date. Such fees shall be payable in Dollars.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4     L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a Letter of Credit denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Section 3.5) at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average ~~Federal Funds Effective~~NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5     Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 5:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, upon notice by the Issuing Lender to the Borrower, such payment shall be made in Dollars from and after the date on which the amount of such payment shall have been converted into Dollars at the Spot Rate of Exchange on such date of conversion, which date of conversion may be any Business Day after the Business Day on which such payment is due) and in immediately available funds. Any conversion by the Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Section 3.5 shall be conclusive and binding upon the other parties hereto in the absence of manifest error; provided that upon the request of the Borrower, the Issuing Lender shall provide to the Borrower a certificate including reasonably detailed information as to the calculation of such conversion. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c); provided that if any such amount is denominated in a Designated Foreign Currency for any period, such interest shall be payable at the rate charged by the Issuing Lender for reimbursement of overdue obligations in such Designated Foreign Currency owing by account parties with similar credit profiles to that of the Borrower; provided, further, that if any reimbursement is required to be paid in respect of a Letter of Credit denominated in Dollars, and such reimbursement is not made in accordance with this Section 3.5, the Borrower shall be deemed to have requested a Revolving Extension of Credit in an equivalent amount of such owed reimbursement (provided such request would not result in the Total Revolving Extensions of Credit at such time exceeding Total Revolving Commitments) and provided, further, that if any reimbursement is required to be paid in respect of a Letter of Credit denominated in any Designated Foreign Currency, and such reimbursement is not made in accordance with this Section 3.5, the Borrower shall be deemed to have requested a Revolving Extension of Credit in an equivalent amount of such owed reimbursement, which amount shall have been converted into Dollars at the Spot Rate of Exchange on the date of conversion, which dated of conversion may be any Business Day after the Business Day on which such payment is due (provided such request would not result in the Total Revolving Extensions of Credit at such time exceeding Total Revolving Commitments) to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If the Borrower fails to make such reimbursement when due, the Administrative Agent shall notify each Revolving Lender of the applicable disbursement, the payment then due from the Borrower in respect thereof and such Lender’s share thereof based on the Revolving Percentages (the “Reimbursement Percentage”).  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Reimbursement

Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 hereof with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the relevant Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from such Lenders.

3.6     Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7     Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8     Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9     Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Initial Closing Date and listed on Schedule 3.9 shall, effective as of the Initial Closing Date and without any further action by the Borrower, be continued as a Letter of Credit hereunder and from and after the Initial Closing Date shall be deemed a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof and shall cease to be outstanding under the Existing Credit Agreement.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1     Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related consolidated statements of operations and of cash flows for the year ended December 31, 2013, the year ended December 31, 2014, and the year ended December 31, 2015, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2013 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2     No Change. Since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3     Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except, in each case except clause (a) (only with respect to the Borrower and the Subsidiary Guarantors), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4     Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5     No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation (except those to which waivers or consents have been obtained or to the extent the violation of such material Contractual Obligation could not reasonably be expected to have a Material Adverse Effect) of any Group Member and will not result in, or require, the creation or imposition of any Lien (other than the Liens created by the Security Documents) on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation. No Requirement of Law applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6     Litigation. Except as disclosed on Schedule 4.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7     No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8     Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property (other than the Liens created by the Security Documents), and none of such property is subject to any Lien except as permitted by Section 7.3, except as could not reasonably be expected to have a Material Adverse Effect.

4.9     Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging any Intellectual Property owned by any Group Member, which would reasonably be expected to have any Material Adverse Effect. The conduct of the business by each Group Member does not infringe the rights of any Person, and to its knowledge, each Group Member’s Intellectual Property is not being infringed by any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect.

4.10     Taxes. Each Group Member has filed or caused to be filed all Federal, state, and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than taxes not yet due and payable or being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, other than as disclosed on Schedule 4.10, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11     Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. The Borrower is not principally engaged in the business of extending credit for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board.

4.12     Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation in any material respect or in respect of any material amount under the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all material payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13     ERISA. Neither the Borrower nor any Commonly Controlled Entity has (a) any Single Employer Plan that is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (b) failed to make a material contribution or material payment to any Single Employer Plan, or made any amendment to any Single Employer Plan, which has resulted in the imposition of a Lien or the posting of a bond or other security under Section 303(k) of ERISA or Section 401(a)(29) of the Code, or (c) incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than for premiums to the PBGC).

4.14     Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15     Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Initial Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options, stock appreciation rights or restricted stock units granted to employees, officers, consultants or directors or stock issued pursuant to the Borrower’s stock purchase plans to employees, officers, consultants or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

4.16     Use of Proceeds. The proceeds of the Term Loans and Revolving Loans shall be used to repay amounts outstanding under the Existing Credit Agreement (including to pay related fees and expenses) and for working capital or general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions, capital expenditures and the repurchase of shares to the extent permitted by this Agreement. The Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries.

4.17     Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) each Group Member is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws;

(b) Materials of Environmental Concern have not been released and are not present under circumstances that could be expected to result in a release at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or at any other location (including, to the knowledge of the Borrower, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to give rise to liability of any Group Member under any applicable Environmental Law;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened;

(d) no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;

(e) no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law; and

(f) no Group Member has entered into any agreement assuming any liabilities of any other Person under or related to any Environmental Law.

4.18     Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such information was provided. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein (including the Schedules hereto), in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19     Solvency. Each Loan Party is, and after giving effect to the transactions contemplated hereby and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.20     Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any Subsidiary, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.21     Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof. In the case of the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when the appropriate filings and recordings specified on Schedule 4.21 are made in the offices specified on Schedule 4.21, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.22     EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5.     CONDITIONS PRECEDENT

5.1     Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Initial Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2013, 2014 and 2015 fiscal years and (ii) unaudited interim consolidated financial statements for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(c) Approvals. All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(d) Fees. The Lenders, the Administrative Agent, the arrangers and counsel to the Administrative Agent and the arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least three Business Days prior to the Initial Closing Date or such later time as may be reasonable under the circumstances, but at least one Business Day prior to the Initial Closing Date (including the reasonable fees and expenses of legal counsel), on or before the Initial Closing Date. All such amounts will be paid with proceeds of Loans made on the Initial Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Initial Closing Date.

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Initial Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Initial Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) other than with respect to the certificated shares of Gartner Japan Limited and Gartner Group (Thailand) Limited, the certificates representing the certificated shares of Pledged Stock, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(i) Legal Opinions. The Administrative Agent shall have received the legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E.

(j) Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the commitments under the Existing Credit Agreement shall have been terminated and all amounts owing by the Borrower under the Existing Credit Agreement shall have been paid in full.

(k) KYC. The Administrative Agent and the Lenders shall have received all documentation and other information about the Borrower and the other Loan Parties as has been reasonably requested at least five Business Days prior to the Initial Closing Date that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

5.2     Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (unless such representations and warranties are already so qualified in which case, such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date unless such representation relates solely to an earlier date, in which case such representation shall be true and correct as of such date~~.~~; provided that to the extent that each of the Acquisition Facilities and the Permitted Senior Unsecured Notes (or High Yield Bridge Facility) have been drawn or issued, as applicable, in an aggregate principal amount of at least $2,275,000,000 on or prior to the First Amendment Effective Date, the sole representations and warranties which shall be conditions to any extension of credit under the Revolving Facility for the sole purpose of financing the Transactions and the Transaction Costs shall be the Limited Conditionality Representations.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date~~.~~; provided that to the extent that each of the Acquisition Facilities and the Permitted Senior Unsecured Notes (or High Yield Bridge Facility) have been drawn or issued, as applicable, in an aggregate principal amount of at least $2,275,000,000 on or prior to the First Amendment Effective Date, the conditions precedent set forth in this Section 5.2(b) shall not apply to any extension of credit under the Revolving Facility for the sole purpose of financing the Transactions and the Transaction Costs.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.     AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit which have been cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Lender thereof) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than pursuant to any Specified Cash Management Agreement), the Borrower shall and shall cause each of its Subsidiaries to:

6.1     Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event (i) within 90 days after the end of each fiscal year of the Borrower or (ii) if the Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by the Borrower of any annual report on form 10-K the earlier of (x) 120 days after the end of each fiscal year of the Borrower or (y) the last day of any such extension, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than, in each case, any qualification or exception solely with respect to, or resulting solely from, the impending maturity date of any indebtedness under this Agreement, the 364-day Bridge Facility or the High Yield Bridge Facility), by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event (i) not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or (ii) if the Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by the Borrower of any quarterly report on form 10-Q the earlier of (x) 60 days after the end of the relevant fiscal quarter or (y) the last day of any such extension, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated condensed statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except, in the case of unaudited financials, for the absence of footnotes) consistently throughout the periods reflected therein and with prior periods. Reports or financial information required to be delivered pursuant to this Section 6.1 (to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower gives notice to the Administrative Agent (who shall then give notice to the Lenders) that the Borrower has filed such report or financial information through the SEC’s Electronic Data Gathering, Analysis and Retrieval System or posted such report or financial information or provides a link thereto on the Borrower’s website on the internet. Notwithstanding the foregoing, the Borrower shall deliver paper copies of any report or financial statement referred to in this Section 6.1 to any Lender if the Administrative Agent, on behalf and upon the reasonable request of such Lender, requests the Borrower to furnish such paper copies.

6.2     Certificates; Other Information. Furnish to the Administrative Agent and each Lender ~~(or, in the case of clause (f), to the relevant Lender)~~:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing, except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c) within 45 days after the end of each fiscal quarter of the Borrower other than the last fiscal quarter of the Borrower’s fiscal year, and 90 days after the end of the Borrower’s fiscal year (or, in each case, by such later date as the Borrower is required to deliver financial statements pursuant to Section 6.1(a) or (b), as applicable), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided, that this requirement shall be deemed satisfied on delivery of the Borrower’s 10-Q or 10-K, as applicable, which is in compliance with the Securities Exchange Act of 1934, as amended, and Regulation S -X (which may be delivered in the same manner provided for in Section 6.1);

(d) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities, and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC (which may be delivered in the same manner provided for in Section 6.1); and

(e) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

6.3     Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including taxes) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4     Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce in accordance with its internal business practices, policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5     Maintenance of Property; Insurance. (a) Keep all material property necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with reputable insurance companies that are financially sound at the time such insurance is purchased insurance on all its property in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

6.6     Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities from which financial statements in conformity with GAAP can be prepared, in each case in all material respects, and (b) following reasonable advance notice, permit representatives of the Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (but in such a manner so as not to unreasonably interfere with the normal business operations of any Group Member) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants during normal business hours not more than one time per fiscal year, or if an Event of Default then exists, as often as reasonably requested.

6.7     Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default under any material Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $~~50,000,000~~75,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that if granted would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as practicable and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan; a failure to make any minimum required contribution to a Plan, a determination that any Single Employer Plan is in “at risk” status, or a determination that any Multiemployer Plan is in “endangered” or “critical” status, and in each case that could reasonably be expected to result in a Material Adverse Effect, the creation of any Lien in favor of the PBGC or a Plan; or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan that is subject to Title IV of ERISA; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8     Environmental Laws. (a) Comply with all applicable Environmental Laws, and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this Section 6.8(a), noncompliance by the Borrower with any applicable Environmental Law shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non -compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by a Governmental Authority to be conducted by a Group Member under Environmental Laws or any other Requirement of Law and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, in each case except where failure to do so would not reasonably be expected to have a Material Adverse Effect and other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9     Additional Subsidiaries, Collateral, etc. (a) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Initial Closing Date by any Group Member (which, for the purposes of this Section 6.9, shall include any existing Material Subsidiary that ceases to be a Foreign Subsidiary), within 60 days (or such longer period agreed to by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent ~~the~~any certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) in the case of any new Subsidiary (other than an Excluded Foreign Subsidiary) that is a Material Subsidiary, cause such new Material Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority (subject to Liens permitted by Section 7.3) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Material Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Material Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(b)     With respect to any property acquired after the Initial Closing Date by any Loan Party (other than (x) any property described in paragraph (a) or (c) of this Section 6.9, (y) any property subject to a Lien expressly permitted by Section 7.3(i) and (z) any Excluded Collateral) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within 60 days (or such longer period agreed to by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority (subject to Liens permitted by Section 7.3) security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent.

(c)     With respect to any new Excluded Foreign Subsidiary created or acquired after the Initial Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), within 60 days (or such longer period agreed to by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted by Section 7.3) security interest in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be reasonably necessary.

6.10     Post-Closing Covenant.

(a) Within 60 days of the Initial Closing Date, (i) cause the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, to be named as loss payees (with respect to property insurance covering Collateral) or additional insured party (with respect to liability policies), as applicable, under insurance policies maintained by the Borrower and its Subsidiaries and (ii) deliver insurance certificates to the Administrative Agent evidencing such insurance referred to in clause (i).

(b) Use commercially reasonable efforts following the Initial Closing Date to deliver to the Administrative Agent the certificates representing the certificated shares of Pledged Stock of Gartner Japan Limited, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

SECTION 7.     NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit which have been cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Lender thereof) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than pursuant to any Specified Cash Management Agreement), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1     Financial Condition Covenants.

(a) Consolidated Leverage Ratio. ~~(i)~~ Permit the Consolidated Leverage Ratio, calculated as at the end of any fiscal quarter for the period of four consecutive fiscal quarters of the Borrower then ended, to exceed (i) for each fiscal quarter prior to the fiscal quarter during which the Transactions are consummated, (x) 4.50 to 1.00 ~~(other than in the case of any such period ending during an~~or (y) 4.75 to 1.00 for any fiscal quarter during any Acquisition Step-Up Period~~) or (ii) permit the Consolidated Leverage Ratio~~, calculated as at the end of any fiscal quarter ending during any Acquisition Step-Up Period, ~~to exceed 4.75 to 1.00;~~(ii) for the fiscal quarter during which the Transactions are consummated through and including the first six full fiscal quarters of the Borrower ending after the fiscal quarter during which the Transactions are consummated, 5.25 to 1.00 and (iii) for each fiscal quarter thereafter, as provided in clause (i) above;

(b) Consolidated Secured Leverage Ratio. ~~(i)~~ Permit the Consolidated Secured Leverage Ratio, calculated as at the end of any fiscal quarter for the period of four consecutive fiscal quarters of the Borrower then ended, to exceed (i) for each fiscal quarter prior to the fiscal quarter during which the Transactions are consummated, (x) 3.50 to 1.00 ~~(other than in the case of any such period ending during an~~or (y) 3.75 to 1.00 for any fiscal quarter during any Acquisition Step-Up Period~~) or (ii) permit the Consolidated Secured Leverage Ratio~~, calculated as at the end of any fiscal quarter ending during any Acquisition Step-Up Period, ~~to exceed 3.75 to 1.00; or~~(ii) for the fiscal quarter during which the Transactions are consummated through and including the first six full fiscal quarters of the Borrower ending after the fiscal quarter during which the Transactions are consummated, 4.25 to 1.00 and (iii) for each fiscal quarter thereafter, as provided in clause (i) above; or

(c) Consolidated Interest Expense Ratio. Permit the Consolidated Interest Expense Ratio, calculated as at the end of such fiscal quarter for the period of four consecutive fiscal quarters of the Borrower then ended, to be less than 3.25 to 1.00.

Each of the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Interest Expense Ratio shall be calculated for purposes of this Section 7.1 on a Pro Forma Basis.

7.2     Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document or any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Wholly Owned Subsidiary Guarantor to the Borrower or any Wholly Owned Subsidiary Guarantor shall be subject to Section 7.8(g);

(c) Guarantee Obligations (i) incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary, (ii) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees, and (iii) otherwise constituting an Investment permitted by Section 7.8;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(e) Indebtedness (including, without limitation, Capital Lease Obligations, industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financings) and purchase money obligations (including obligations in respect of mortgage or other similar financings) to finance the purchase, repair or improvement of fixed or capital assets or real or personal property secured by Liens permitted by Section 7.3(i) in an aggregate principal amount not to exceed, as at the date of any incurrence thereof, 5.0% of the total assets of the Borrower and its Subsidiaries as at the end of the fiscal quarter most recently ended at or prior to such time and for which financial statements are available, calculated on a Pro Forma Basis;

(f) Indebtedness of the Borrower or any Subsidiary in respect of standby or performance letters of credit, trade letters of credit, surety bonds, security deposits or other performance guarantees in each case incurred in the ordinary course of business;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest); provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed at any one time outstanding the greater of (A) $~~175,000,000~~262,500,000 and (B) 40.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended at or prior to such time and for which financial statements are available, calculated on a Pro Forma Basis;

(i) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of bank guarantees issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(j) (i) Indebtedness in respect of netting services, overdraft protections, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and (ii) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days of its incurrence;

(k) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(l) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of equity interests of the Borrower permitted by Section 7.6;

(m) Indebtedness in respect of hedging obligations (to the extent constituting Indebtedness) incurred in the ordinary course of business and not for speculative purposes;

(n) Indebtedness consisting of obligations of the Borrower or its Subsidiaries under earnout obligations, purchase price adjustments, deferred consideration or other similar arrangements incurred by such Person in connection with Permitted Acquisitions and any other Investments permitted hereunder;

(o) Indebtedness in respect of Permitted Subordinated Debt and Permitted Senior Unsecured Debt; provided that, subject to Section 1.2(e), the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Leverage Ratio not to exceed 5.25 to 1.00 and the covenants set forth in Sections 7.1(b) and (c) after giving effect to the incurrence of any such Permitted Subordinated Debt or such Permitted Senior Unsecured Debt, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of such Indebtedness (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(p) Indebtedness of Foreign Subsidiaries, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest), in an aggregate amount at any time outstanding not to exceed $~~20,000,000~~30,000,000;

(q) [Reserved];

(r) Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(s) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(~~q~~t) Indebtedness in respect of the Permitted Senior Unsecured Notes (including the ability to either deposit the proceeds of such Indebtedness into escrow or for such proceeds to be held by the Borrower pending the consummation of the Transactions) or in respect of the High Yield Bridge Facility in lieu of the Permitted Senior Unsecured Notes, in each case for the sole purpose of financing the Transactions and Transaction Costs (or as permitted under the definition of Permitted Senior Unsecured Notes), and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof, including any Permitted Senior Unsecured Notes, exchange notes or exchange loans issued to refinancing or replace any amounts outstanding under the High Yield Bridge Facility (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

~~(r) Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;~~

(u) Indebtedness in respect of the Term Loan B Facility (to the extent not incurred as an Incremental Term Loan pursuant to an Incremental Amendment hereunder) (including the ability to either deposit the proceeds of such Indebtedness into escrow or for such proceeds to be held by the Borrower as Unrestricted Cash pending the consummation of the Transactions) for the sole purpose of financing the Transactions and Transaction Costs, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(v) Indebtedness of the Target and its subsidiaries permitted under the Acquisition Agreement to be outstanding after giving effect to the consummation of the Transactions (other than any indebtedness required to be repaid or otherwise discharged and satisfied as part of the Debt Repayment); provided that such Indebtedness is not incurred in contemplation of the CEB Acquisition;

(~~s~~w) additional Indebtedness ~~consisting of the financing of insurance premiums in the ordinary course of business; and~~of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) at any one time outstanding not to exceed $25,000,000; and

(x) Indebtedness of the Borrower pursuant to the 364-day Bridge Facility and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest).

~~(t)~~ For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this Section 7.2, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 7.2, the Borrower, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of this Section 7.2.

7.3     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges not yet due or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect or that are being contested in good faith by appropriate proceedings, provided that adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory or common law Liens of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(d) deposits to secure the performance of bids, trade contracts, governmental contracts (other than for borrowed money), leases, statutory obligations, surety, customs and appeal bonds, performance bonds and guarantees and other obligations of a like nature (including those required or requested by any Governmental Authority) incurred in the ordinary course of business, and earnest money deposits to secure obligations under purchase agreements;

(e) leases, subleases, easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and minor title defects incurred in the ordinary course of business that do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens securing Guarantee Obligations permitted by Section 7.2(c), other than in respect of Indebtedness for borrowed money;

(g) Liens in favor of the Borrower or a Loan Party securing Indebtedness permitted by Section 7.2(b);

(h) Liens in existence on the date hereof listed on Schedule 7.3(h), securing Indebtedness permitted by Section 7.2(d), or any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of such Indebtedness, provided that (i) no such Lien is spread to cover any additional property after the Initial Closing Date other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2(d), and (B) proceeds and products thereof and (ii) the refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.2(d);

(i) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets or real or personal property, provided that (i) such Liens shall be created within 270 days after the acquisition, repair, replacement or improvement of such fixed or capital assets or real or personal property, (ii) such Liens (other than in the case of Liens securing industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financings, in which case Liens may encumber such property as may be permitted under the terms of such financings) do not at any time encumber any property other than the property financed by such Indebtedness, replacements, additions and accessions thereto and the proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(j) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or to secure Indebtedness permitted pursuant to Section 7.2(g); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof not to exceed the outstanding principal amount thereof together with associated costs, fees, expenses, premiums and accrued but unpaid interest;

(k) any judgment Lien not constituting an Event of Default under Section 8.1(h);

(l) any interest or title of a licensor or sublicensor of Intellectual Property or any lessor or sublessor under any license or sublicense agreement (including software and other technology licenses) or lease or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business;

(m) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $~~100,000,000~~150,000,000 at any one time;

(n) Liens granted by a Foreign Subsidiary (i) to the Borrower or any other Subsidiary to secure Indebtedness owed by such Foreign Subsidiary to the Borrower or such other Subsidiary and (ii) in respect of Indebtedness that was incurred in connection with the acquisition of such Foreign Subsidiary pursuant to a Permitted Acquisition in an aggregate principal amount not to exceed $~~50,000,000~~75,000,000 at any one time outstanding, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof;

(o) Liens arising from precautionary UCC (or other similar recording or notice statutes) financing statement filings;

(p) Liens in favor of (i) a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) incurred in the ordinary course of business or arising pursuant to such banking institutions’ general terms and conditions or (ii) a collection bank arising under Section 4-210 of the UCC on the items in the course of collection;

(q) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(r) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted hereunder;

(s) Liens on cash or Cash Equivalents securing reimbursement obligations of the Borrower under letters of credit in an aggregate amount of all such cash and Cash Equivalents not to exceed $~~75,000,000~~112,500,000;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted under this Agreement and Liens in connection with escrow arrangements for the proceeds of Indebtedness intended to finance a Permitted Acquisition (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) and related costs and expenses (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof);

(u) Liens created pursuant to the Security Documents;

(v) Liens securing hedging obligations permitted by Section 7.2(m);

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower and any of its Subsidiaries are located;

(x) interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(y) Liens that are contractual rights of set-off or rights of pledge or otherwise attaching to the applicable deposit or pooled accounts (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; ~~and~~

(aa)     Liens on the proceeds of the Permitted Senior Unsecured Notes and related amounts to the extent deposited into escrow prior to the closing of the CEB Acquisition (and Liens securing any related Guarantee Obligations with respect to the interest payments thereon secured on a pari passu basis with the Facilities);

(bb)     Liens on the proceeds of the Term Loan B Facility and related amounts to the extent deposited into escrow prior to the closing of the CEB Acquisition (and Liens securing any related Guarantee Obligations with respect to the interest payments thereon secured on a pari passu basis with the Facilities);

(cc)     Liens securing Indebtedness incurred pursuant to Section 7.2(v); and

(dd)     Liens securing Indebtedness incurred pursuant to Section 7.2(u), which shall be subject to the terms of customary pari passu intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent.

~~(aa)     for~~For the purposes of determining compliance with this Section 7.3, in the event that any Lien meets the criteria of more than one of the types of Liens described in this Section 7.3, the Borrower, in its sole discretion, shall classify, and may from time to time reclassify, such Lien and only be required to include the amount and type of such Lien in one of the clauses of this Section 7.3.

7.4     Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that the following are permitted:

(a) any Person may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent; provided further that such surviving Person shall be incorporated in the United States) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or the surviving Person shall expressly assume the obligations of the Wholly Owned Subsidiary Guarantor pursuant to documents reasonably acceptable to the Administrative Agent); provided that any such merger involving a Person that is not a Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.8(i); provided further, that prior to consummating any merger, amalgamation or consolidation pursuant to this clause (a) involving a Person that is not a Subsidiary, the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating compliance immediately following such merger, amalgamation or consolidation, on a pro forma basis giving effect to such merger, with Section 7.1; provided that, for purposes of determining compliance with Section 7.1, at the election of the Borrower, the financial covenants in Section 7.1 may be tested in accordance with Section 1.2(e);

(b) subject to Section 7.4(a) hereof, any Subsidiary may be merged or consolidated with or into any other Subsidiary;

(c) (i) any Subsidiary may liquidate or dissolve or any Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower, and (ii) any Subsidiary may liquidate or dissolve if all or substantially all of its assets are transferred to the Borrower or a Subsidiary, it being understood that in the case of any dissolution of a Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Subsidiary Guarantor unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder;

(d) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or another Subsidiary (upon voluntary liquidation or otherwise), provided that if the transferor in such a transaction is a Subsidiary Guarantor, then (A) the transferee must either be the Borrower or a Subsidiary Guarantor and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.8, and (ii) the Borrower or any Subsidiary of the Borrower may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5; and

(e) the Borrower or any Subsidiary may make any Investment expressly permitted by Section 7.8 structured as a merger, consolidation or amalgamation.

7.5     Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries (including the abandonment or other Disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower and its Subsidiaries, no longer material to the conduct of the business of the Loan Parties taken as a whole);

(b) the sale, transfer or lease of any assets in the ordinary course of business;

(c) Dispositions permitted by Section 7.3 and Section 7.4;

(d) the sale, contribution or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary;

(e) Dispositions by the Borrower to any Subsidiary and by any Subsidiary to the Borrower or any other Subsidiary on reasonable terms;

(f) Dispositions constituting the making or liquidating of Investments permitted by Section 7.8;

(g) Dispositions constituting the making of a Restricted Payment permitted by Section 7.6;

(h) Dispositions in connection with Permitted Sale Leasebacks permitted by Section 7.10;

(i) Dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such Dispositions are promptly applied to the purchase price of such replacement assets;

(j) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(k) leases, subleases, licenses or sublicenses of property (including Intellectual Property) on customary terms in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(l) Dispositions of cash and Cash Equivalents;

(m) Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(n) the lapse or abandonment of any Intellectual Property in the ordinary course of business which in the reasonable good faith judgment of the Borrower is no longer used or useful in its business;

(o) Dispositions of leases, subleases, licenses or sublicenses for the use of property of the Borrower and its Subsidiaries, in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries;

(p) the unwinding of hedging obligations pursuant to their terms;

(q) the Disposition of other property having a fair market value not to exceed 7.5% of the total assets in the aggregate for any fiscal year of the Borrower, calculated on a Pro Forma Basis (prior to giving effect to such Disposition);

(r) any swap of assets in exchange for other assets or services in the ordinary course of business that are of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the Borrower;

(s) Dispositions or leases of equipment related to information technology infrastructure located within the Borrower’s or a Subsidiary’s shared service centers or office locations, including assets related to electrical, fire protection, security, communications, servers, storage, backup and recovery functions, software applications and software licenses owned by the Borrower or a Subsidiary; ~~and~~

(t) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a binding commitment entered into at a time when no Default exists), no Event of Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (t) for a purchase price in excess of $~~25,000,000~~37,500,000, (A) the total consideration paid in connection with any such Disposition shall be in an amount not less than the fair market value of the property disposed of, and (B) any Loan Party shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received (after giving effect to any repayment of Indebtedness when received) other than Liens permitted by Section 7.3); provided, however that for the purposes of this clause (B), (1) any liabilities (as reflected in the most recent balance sheet of the Borrower provided hereunder or in the footnote thereto of the Borrower or such other Loan Party), that are assumed by the transferee with respect to the applicable Disposition (without further recourse to the Borrower or such other Loan Party), (2) any securities received by such Loan Party from a transferee in respect of such Disposition that are converted by such Loan Party into cash within 180 days following closing of the applicable Disposition, and (3) any Designated Non-Cash Consideration received by the Borrower or other Loan Party in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not in excess of 2.50% of the consolidated total assets of the Borrower and its Subsidiaries at the time of receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash~~.~~; and

(u) Dispositions of assets acquired as part of the Transactions that are determined by the Borrower in good faith to be non-core assets.

7.6     Restricted Payments. (a)(x) Declare or pay any dividend (other than dividends payable solely in common stock or similar equity interests or options or other rights to acquire such equity interests of the Person making such dividend) on, or (y) make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Equity Payments”), except:

(i)     the payment of dividends and distributions within sixty days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.6;

(ii)     the Borrower may make Restricted Equity Payments constituting an Investment permitted under Section 7.8 to any Subsidiary and any Subsidiary may make Restricted Equity Payments to the Borrower or any other Subsidiary (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of equity interests of such Subsidiary based on their relative ownership interests);

(iii)     the Borrower may make Restricted Equity Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees consultants or directors of the Borrower and its Subsidiaries and stock purchase plans with employees, officers, consultants or directors;

(iv)     the Borrower may pay cash dividends to holders of Permitted Preferred Stock in an aggregate amount not to exceed $50,000,000; provided that, in the case of any Restricted Equity Payment made pursuant to this clause (d), (x) no Default or Event of Default shall have occurred or be continuing after giving effect to any such Restricted Equity Payment and (y) the Borrower shall be in ~~pro forma~~ compliance with the covenants set forth in Section 7.1 on a Pro Forma Basis after giving effect to any such Restricted Equity Payment and the incurrence of any Indebtedness in connection therewith;

(v)     repurchases of equity interests of the Borrower deemed to occur upon the non-cash exercise of stock options, warrants, stock appreciation rights and restricted stock units;

(vi)     the Borrower may make Restricted Equity Payments with any cash proceeds contributed to its common equity and from the Net Cash Proceeds of any permitted equity issuance, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred or be continuing after giving effect to any such Restricted Equity Payment;

(vii)     the Borrower may repurchase, retire or otherwise acquire stock appreciation rights, restricted stock units or other equity securities of the Borrower from directors, officers or employees of the Borrower or any Subsidiary Guarantor (or their estate, family members, spouse and/or former spouse);

(viii)     the Borrower or any Subsidiary Guarantor may honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(ix)     purchases of fractional shares of equity interests of the Borrower arising out of stock dividends, splits or combinations or business combinations;

(x)     the Borrower and any Subsidiary may declare and make dividend payments or other Restricted Equity Payments payable solely in the equity interests of such Person; ~~and~~

(xi)     the Borrower may make other Restricted Equity Payments not otherwise permitted by this Section 7.6 in an amount not exceeding (A) $~~25,000,000~~37,500,000, when aggregated with any Restricted Debt Payments made pursuant to Section 7.6(b)(~~iii~~v)(A) below, plus (~~ii~~B) any additional amount of Restricted Payments so long as (x) no Default or Event of Default shall have occurred or be continuing after giving effect to any Restricted Equity Payment or any Restricted Debt Payment, and (y) the Borrower shall be in ~~pro forma~~ compliance ~~with the covenants set forth in Section 7.1 (~~provided ~~that the Borrower’s~~on a Pro Forma Basis with a (A) Consolidated Leverage Ratio ~~shall be at least 0.25 less than the applicable level set forth in Section 7.1(a)) after giving effect to any such Restricted Payment and the incurrence of any Indebtedness in connection therewith.~~of not more than 4.25 to 1.00, (B) Consolidated Secured Leverage Ratio of not more than 3.25 to 1.00 and (C) Consolidated Interest Expense Ratio of not less than 3.25 to 1.00; and

(xii)     the Borrower may make additional Restricted Equity Payments in an amount not to exceed the Available Amount that is Not Otherwise Applied; provided, that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Leverage Ratio not to exceed 4.75 to 1.00.

(b)     Prepay, redeem, purchase, defease or otherwise satisfy prior to scheduled maturity in any manner (it being understood that payments of regularly scheduled interest and mandatory prepayments shall be permitted) any Junior Debt (collectively, “Restricted Debt Payments” and together with the Restricted Equity Payments, “Restricted Payments”), except:

(i)     the refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of any Junior Debt;

(ii)     the conversion of any Junior Debt to common Capital Stock or Permitted Preferred Stock of the Borrower; ~~and~~

(iii)     Restricted Debt Payments in respect of (x) the 364-day Bridge Facility (other than repayments of the 364-day Bridge Facility directly funded with the proceeds of any senior secured Indebtedness on the same day of the incurrence of such senior secured Indebtedness) and (y) the High Yield Bridge Facility or any other any interim unsecured bridge financing incurred in lieu of the Permitted Senior Unsecured Notes;

(iv)     in the event the proceeds of the Permitted Senior Unsecured Notes or Term Loan B Facility are funded into escrow or held by the Borrower as Unrestricted Cash prior to the consummation of the Transactions pursuant to Section 7.2(t) or 7.2(u), respectively, and the Permitted Senior Unsecured Notes or Term Loan B Facility become subject to mandatory redemption or prepayment as a result of the CEB Acquisition not being consummated or the Acquisition Agreement being terminated, the Borrower may make Restricted Debt Payments in respect of the Permitted Senior Unsecured Notes and/or Term Loan B Facility, as applicable, with such escrowed or held proceeds and any other amounts required for such redemption or repayment to be effected;

(~~iii~~v)     the Borrower may make other Restricted Debt Payments not otherwise permitted by this Section 7.6 in an amount not exceeding (A) $~~25,000,000~~37,500,000, when aggregated with any Restricted Equity Payments made pursuant to Section 7.6(a)(~~x~~xi)(A) ~~below~~above, plus (~~ii~~B) any additional amount of Restricted Debt Payments or Restricted Equity Payments so long as (x) no Default or Event of Default shall have occurred or be continuing after giving effect to any Restricted Equity Payment or any Restricted Debt Payment, and (y) the Borrower shall be in ~~pro forma~~ compliance ~~with the covenants set forth in Section 7.1 (~~provided ~~that the Borrower’s~~on a Pro Forma Basis with a (A) Consolidated Leverage Ratio ~~shall be at least 0.25 less than the applicable level set forth in Section 7.1(a)) after giving effect to any such Restricted Payment and the incurrence of any Indebtedness in connection therewith.~~of not more than 4.25 to 1.00, (B) Consolidated Secured Leverage Ratio of not more than 3.25 to 1.00 and (C) Consolidated Interest Expense Ratio of not less than 3.25 to 1.00; and

(vi)     the Borrower may make additional Restricted Debt Payments in an amount not to exceed the Available Amount that is Not Otherwise Applied; provided, that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Leverage Ratio not to exceed 4.75 to 1.00.

Notwithstanding anything herein to the contrary, Restricted Payments permitted pursuant to this Section 7.6 (other than pursuant to Section 7.6(a)(ii), (iii), (v), (vii), (ix) and (x) and Section 7.6(b)(i), (ii) and (iii)) may not exceed an aggregate amount of $50,000,000 while the 364-day Bridge Facility is outstanding.

7.7     Lines of Business. Enter into any material line of business, either directly or through any Subsidiary, substantially different from those lines of businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement and after giving effect to the Transactions or that are not reasonably related, complementary, synergistic, ancillary or incidental thereto or reasonable extensions thereof.

7.8     Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business and consistent with past practice;

(b) investments in cash and Cash Equivalents or that were Cash Equivalents when made;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to officers, directors and employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses), (ii) in connection with such Person’s purchase of equity interests of the Borrower, in an aggregate amount not to exceed $~~20,000,000~~30,000,000 at any one time outstanding and (iii) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification;

(e) Investments in existence on the date hereof listed on Schedule 7.8(e) and any modification, replacement, renewal or extension thereof;

(f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to, or after giving effect to, such investment, is a Wholly Owned Subsidiary Guarantor;

(g) intercompany Investments by any Group Member in a Subsidiary that is not a Wholly Owned Subsidiary Guarantor; provided that the aggregate amount of such Investments (excluding all such Investments otherwise permitted pursuant to this Section 7.8), less any cash return on Investments received after the date hereof, shall not at the time of the making of any such Investment exceed the greater of (i) $~~200,000,000~~300,000,000 and (ii) 45.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such time for which financial statements are available, calculated on a Pro Forma Basis;

(h) Investments consisting of deposit or securities accounts maintained in the ordinary course of business;

(i) any acquisition of any assets or capital stock of another Person (including as a result of merger or otherwise); provided that (i) subject to Section 1.2(e), the Borrower shall be in ~~pro forma~~ compliance ~~with the covenants in Section 7.1~~on a Pro Forma Basis with a (x) Consolidated Leverage Ratio of not more than 4.50 to 1.00, (y) Consolidated Secured Leverage Ratio of not more than 3.50 to 1.00 and (z) Consolidated Interest Expense Ratio of not less than 3.25 to 1.00, in each case, after giving effect to such acquisition for which financial statements are available as if such acquisition occurred immediately prior to the first day of the period of four consecutive fiscal quarters most recently ended prior to such acquisition; and (ii) if such acquisition would require the Borrower to provide pro forma financial information regarding such acquisition in a current report on Form 8-K, quarterly report on Form 10-Q, or annual report on Form 10-K filed with the SEC, the Borrower shall have delivered a certificate of a Responsible Officer certifying the Borrower’s pro forma compliance described in clause (i) above and containing all information and calculations necessary for determining such compliance;

(j) Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k) Investments in exchange for, or made with the proceeds (within 180 days of receipt) of, existing Investments which are of at least equivalent market value (as reasonably determined by the Borrower’s chief financial officer, chief executive officer, corporate controller or president as at the time of exchange or disposition) as such existing Investments and are of the same type and nature as such existing Investment;

(l) Investments by the Borrower or any Domestic Subsidiary in any Foreign Subsidiary in connection with any Permitted Acquisition or Investment permitted by this Section 7.8; provided that the proceeds of such Investments shall be used directly or indirectly through one or more Subsidiaries solely for the purpose of paying the consideration and transaction costs related to such Permitted Acquisition or Investment permitted by this Section 7.8;

(m) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers consistent with past practices, (iii) extensions of credit in the nature of the performance of bids and (iv) Investments received in satisfaction or partial satisfaction of amounts owing from financially troubled account debtors or received in respect of delinquent accounts or in connection with the bankruptcy or reorganization of account debtors or other obligors or in settlements of disputes with obligors;

(n) the licensing, sublicensing or contribution of Intellectual Property rights with Persons other than the Borrower and its Subsidiaries in the ordinary course of business on customary terms;

(o) Investments of (i) a Subsidiary that is acquired after the Initial Closing Date or (ii) a company merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 7.4, in each case, after the Initial Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and that do not constitute a material portion of the assets acquired by the Borrower and its Subsidiaries in such transaction and were in existence or committed to be made on the date of such acquisition, merger or consolidation;

(p) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(q) Investments consisting of purchases and acquisitions of supplies, materials and equipment;

(r) Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(s) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $~~125,000,000~~187,500,000 in any fiscal year, plus, in any one fiscal year specified by the Borrower to the Administrative Agent, the Step-Up Amount;

(t) Investments acquired by the Borrower or any Subsidiary in connection with a Disposition permitted under Section 7.5;

(u) Investments consisting of Swap Agreements permitted hereunder;

(v) the Borrower may make additional Investments in an amount not to exceed the Available Amount that is Not Otherwise Applied; provided, that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Leverage Ratio not to exceed 4.75 to 1.00;

(~~v~~w)     Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (i) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (ii) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment; and

(x) Investments in connection with the consummation of the Transactions.

~~(w) for~~For purposes of determining compliance with this Section 7.8, in the event that any Investment meets the criteria of more than one of the types of Investments described in this Section 7.8, the Borrower, in its sole discretion, shall classify, and may from time to time reclassify, such Investment and only be required to include the amount and type of such Investment in one of the clauses of this Section 7.8.

7.9     Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) upon fair and reasonable terms and conditions substantially as favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, and (c) in the ordinary course of business of the relevant subsidiary, except any Restricted Payment otherwise permitted hereunder.

7.10     Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member unless such arrangement is permitted under Section 7.2(e) and is a Permitted Sale Leaseback.

7.11     Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into, or guaranteed, to hedge or mitigate risks, including currency risks, or potential Capital Stock dilution to which the Borrower or any Subsidiary has actual exposure and (b) Swap Agreements entered into, or guaranteed, in order to effectively fix, cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability, currency liability, Capital Stock values or investment of the Borrower or any Subsidiary.

7.12     Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters, provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.13     Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien securing the Obligations upon any of its property or revenues, whether now owned or hereafter acquired, other than:

(a)     this Agreement and the other Loan Documents;

(b)     any restrictions imposed by any agreements governing any secured Indebtedness (including any purchase money Liens or Capital Lease Obligations) otherwise permitted hereby;

(c)     customary restrictions and conditions imposed by any Swap Agreements;

(d)     customary restrictions on transfers of property subject to a Lien permitted under Section 7.3;

(e)     restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred under Section 7.2;

(f)     customary restrictions or conditions imposed by any agreements governing any Indebtedness permitted under Section 7.2, to the extent such restrictions or conditions are not materially more restrictive than the restrictions and conditions in the Loan Documents;

(g)     any restrictions imposed by agreements governing a Disposition permitted under Section 7.5, provided that such prohibition or limitation relates solely to property to be disposed of;

(h)     customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto;

(i)     customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(j)     customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k)     any restrictions imposed by Requirement of Law;

(l)     customary provisions in joint venture agreements or similar agreements or the organizational documents of Subsidiaries that are not Wholly Owned Subsidiaries;

(m)     any agreement in effect at the time a Person becomes a Subsidiary of the Borrower or is merged or consolidated with the Borrower or any Subsidiary or the assets governed by such agreement are acquired, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or such assets being acquired;

(n)     encumbrances, restrictions and conditions under the Permitted Senior Unsecured Notes, the indenture governing such Permitted Senior Unsecured Notes and the related guarantee obligations thereof by the Subsidiary Guarantors;

(o)     encumbrances, restrictions and conditions under Permitted Subordinated Debt and Permitted Senior Unsecured Debt; ~~and~~

(p)     restrictions imposed under the Acquisition Facilities, the High Yield Bridge Facility and/or the Permitted Senior Unsecured Notes; and

(~~p~~q)     restrictions and conditions in any agreement that refinances, replaces, modifies, repays, redeems, refunds, renews or extends any agreement described in the foregoing clauses.

7.14     Clauses Restricting Subsidiary Distributions. Except for any restrictions imposed under the Acquisition Facilities, the High Yield Bridge Facility and/or the Permitted Senior Unsecured Notes, ~~E~~enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments to the Borrower or its Subsidiaries in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) any restrictions existing under the Loan Documents, (iii) any restrictions imposed under the Acquisition Facilities, the High Yield Bridge Facility and/or the Permitted Senior Unsecured Notes, (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (~~iv~~v) any restrictions governing a Disposition permitted under Section 7.5, provided that such restriction relates solely to property to be disposed of, (~~v~~vi) any restrictions in existence at the time of any acquisition consummated in accordance with Section 7.8(i) (and any renewal, modification or amendment thereof), (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (viii) customary provisions in joint venture agreements or similar agreements or the organizational documents of Subsidiaries that are not Wholly Owned Subsidiaries, (~~viii~~ix) any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted hereby and (~~ix~~x) any restrictions under Indebtedness permitted to be incurred hereunder (or any permitted refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof), to the extent such restrictions either are not materially adverse to the Lenders or are not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents or in the Indebtedness being refinancing, replace, modified, repaid, redeemed, refunded, renewed or extended, in each case as determined by the Borrower in good faith.

7.15     Use of Proceeds. Request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.     EVENTS OF DEFAULT

8.1     Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.3 of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any party other than the Borrower to any Indebtedness accelerates the maturity of any amount owing in respect thereof as a result of a default with respect to such Indebtedness, other than secured Indebtedness permitted by Section 7.2 that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $~~50,000,000~~75,000,000; or

(f) (i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code, and not exempt under Section 408 of ERISA and the regulations thereunder) involving any Plan, (ii) any failure to meet the minimum funding standards (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, or any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall be determined to be in “at risk” status (with the meaning of Section 430 of the Code or Section 303 of ERISA), or (v) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or determination that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and in each case in clauses (i) through (v) above, such event or condition could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $~~50,000,000~~75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect in all material respects (other than in accordance with its terms or the terms hereof), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable in accordance with its terms and of the same effect and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document);

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than in accordance with Section 10.14 hereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit and all such amounts deposited shall be applied to reduce the outstanding L/C Obligations. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (other than pursuant to any Specified Cash Management Agreement), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.     THE AGENTS

9.1     Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2     Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3     Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders

(or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6     Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7     Indemnification. The Lenders agree to indemnify each Agent in its capacity as such and its officers, directors, employees, affiliates, agents, advisors, and controlling persons (each an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate

Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of the Agreement and payment of the Loans and all other amounts payable hereunder.

9.8     Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9     Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10     Co-Syndication Agents and Co-Documentation Agents. The Co-Syndication Agents and Co-Documentation Agents shall have no duties or responsibilities hereunder in their capacity as such.

SECTION 10.     MISCELLANEOUS

10.1     Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders,” consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release or limit the Borrower or any Subsidiary Guarantor that is a Material Subsidiary from its obligations under the Guarantee and Collateral Agreement (other than pursuant to Section 10.14 hereof), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.15 without the written consent of all Lenders under each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (vi) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender or (ix) amend, modify or waive any provision of Section 2.21 without the written consent of the Issuing Lender and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding this Section 10.1, the Commitments of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any waiver, amendment, supplement or modification pursuant to this Section 10.1); provided that any waiver, amendment, supplement or modification of the type described in clause (i) of this Section 10.1 shall require the consent of any Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders. The Borrower may enter in Incremental Amendments in accordance with Section 2.1, including to provide for the Term Loan B Facilities as contemplated therein, and to amend any other Loan Documents as may be appropriate in connection therewith, and such Incremental Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case without any further action or consent of any other party to the Loan Documents.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of all or a portion of the outstanding Term Loans having the same terms (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans and (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension.

Further, notwithstanding anything to the contrary contained in this Section 10.1, this Agreement may be amended to extend the maturity date of outstanding Term Loans and/or Revolving Commitments pursuant to one or more offers made from time to time by the Borrower to all the Lenders on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments) and on the same terms to each such Lender, with the written consent of the Administrative Agent, the Borrowers and each of the Lenders holding Loans having an extended maturity date. Each group of Term Loans or Revolving Commitments so extended shall constitute a separate tranche with the same terms as the original Term Loans or Revolving Commitments.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2     Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 316-6245 Telephone: (203) 316-6311
with a copy to:	Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: Chief Financial Officer Facsimile: (203) 547-6031 Telephone: (203) 316-6543
Administrative Agent:

JPMorgan Chase Bank, N.A.

JPMorgan Loan Services

10 South Dearborn,

Chicago, IL 60603

Attention: Leonida Mischke

Facsimile: 888-292-9533

Telephone: 312-385-7055

Email: JPM.Agency.Servicing.4@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A. Two Corporate Drive, Suite 730 Shelton, CT 06484 Attention: Scott Farquhar Telephone: 203-944-8424 Email: SCOTT.FARQUHAR@jpmorgan.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4     Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5     Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Initial Closing Date (in the case of amounts to be paid on the Initial Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to any Group Member including with respect to any property at any time owned, leased, or used by any Group Member, or any orders, requirements or demands of Governmental Authorities related thereto or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and the reasonable and documented fees and expenses of legal counsel (limited to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) to each group of affected Indemnitees similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) to the extent they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnitee under any Loan Document and (iii) to the extent arising from any dispute solely among Indemnitees other than against any Indemnitee in its capacity or in fulfilling its role as Administrative Agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates (as determined by a final and nonappealable decision of a court of competent jurisdiction). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The Borrower shall not be liable for any settlement of any action effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a final judgment in any such actions, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested confirmation of the Borrower’s obligation to indemnify such indemnified person in accordance with this Agreement, the Borrower shall be liable for any settlement or other action referred to in the immediately preceding sentence effected without the

Borrower’s consent if (a) such settlement or other action is entered into more than 30 days after receipt by the Borrower of such request for confirmation and (b) the Borrower shall not have provided such confirmation in accordance with such request prior to the date of such settlement or other action. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened actions in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) from all liability on claims that are the subject matter of such actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return promptly any and all amounts paid by the Borrower or on the Borrower’s behalf under this Section to such Indemnitee for any such losses, claims, damages, liabilities or expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6     Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person or any Disqualified Institutions (except to the extent the Borrower has consented to such assignment to a Disqualified Institution, it being understood that the list of Disqualified Institutions shall be available to all Lenders and may be provided to Lenders through electronic communication); provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential assignee is a Disqualified Institution or any liability with respect to any assignment made to a Disqualified Institution) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)     the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten days after having received notice thereof;

(B)     the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)     the Issuing Lender (such consent not to be unreasonably withheld), provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)     the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any natural person or Disqualified Institutions (except to the extent the Borrower has consented to such participation to a Disqualified Institution, it being understood that the list of Disqualified Institutions shall be available to all Lenders and may be provided to Lenders through electronic communication)); provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential participant is a Disqualified Institution or any liability with respect to any participation sold to a Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements under Section 2.17(d), (e) and (f)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)     A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d), (e) and (f) as if it were a Lender.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)     The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)     Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7     Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)     In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the Continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be, provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amount received from, or set-off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligation of such Subsidiary Guarantor. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or via email attachment shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10     Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11     Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12     Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York in the Borough of Manhattan, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13     Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any other Credit Party has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the other Credit Parties, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents;

(d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties;

(e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person;

(g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate; and

no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or between the Borrower and the Credit Parties.

10.14     Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) to the extent constituting property being sold, transferred or Disposed of (to any Person that is not a Loan Party), if the sale, transfer or Disposition is made in compliance with Section 7.5 or (iii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (including obligations under or in respect of Specified Swap Agreements, but not including contingent obligations for which no claim has been made or pursuant to Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or any Letters of Credit that are outstanding shall have been cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Lender thereof), (i) the Collateral shall be released from all Liens created under the Security Documents and (ii) the Guarantees, the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15     Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any other Issuing Lender or any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section or provisions no less restrictive than those in this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. “Information” means all information received from any Loan Parties or its Affiliates or its Affiliates’ directors, officers, employees, trustees or agents, relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is publicly available to the Administrative Agent, any Issuing Lender or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.15 and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16     WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17     USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18     Keepwell. The Borrower absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guarantee by the Subsidiary Guarantors in respect of any Swap Obligation under the Guarantee and Collateral Agreement. The obligations of the Borrower under this Section 10.18 shall remain in full force and effect until all the Borrower Obligations (as defined in the Guarantee and Collateral Agreement) and the obligations of each Guarantor under Section 2 of the Guarantee and Collateral Agreement shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations (as defined in the Guarantee and Collateral Agreement). The Borrower intends that this Section 10.18 constitute, and this Section 10.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.19     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GARTNER, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and as a Lender

By:
Name:
Title:

CITIZENS BANK, N.A., as Co-Syndication Agent and as a Lender

By:
Name:
Title:

TD BANK, N.A., as Co-Syndication Agent and as a Lender

By:
Name:
Title:

us bank national association, as Co-Syndication Agent and as a Lender

By:
Name:
Title:

[Name of Co-Documentation Agent], as Co-Documentation Agent and as a Lender

By:
Name:
Title:

[Name of Lender], as a Lender

By:
Name:
Title: